FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                              FORM F-2, as amended
                      ANNUAL REPORT UNDER SECTION 13 OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     For the fiscal year ended December 31, 1996 FDIC Certificate No. 11506

                         FOUR OAKS BANK & TRUST COMPANY
                (Exact name of bank as specified in its charter)

         North Carolina                           56-0132010
(State or other jurisdiction of           (IRS Employer Identification
 incorporation or organization)           Number)

                               6144 U S 301 South
                            Four Oaks, North Carolina
                          (Address of principal office)

                                      27524
                                   (ZIP Code)

Bank's telephone number, including area code:        (919) 963-2177

Securities registered under Section 12(b) of the Act:         NONE

Securities registered under Section 12(g) of the Act:

                     Common Stock, par value $1.00 per share
                                (Title of Class)

Check if the Bank, as a "small business issuer" as defined under 17 C.F.R. 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-2. X

Check if disclosure of delinquent filers pursuant to Item 10 is not contained herein, and will not be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form F-2 or any amendment of this Form F-2.

The Bank has filed all reports required by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months and has been subject to such filing
requirements for the past 90 days: X YES   NO

                                   $18,041,650
   (Aggregate market value of voting stock held by nonaffiliates of the Bank)

                                     837,949
                  (Number of shares outstanding as of 12/31/96)

Documents Incorporated by Reference                      Where Incorporated
(1)  Annual Report to Shareholders for                          Part II
     Fiscal Year Ended December 31, 1996
(2)  Proxy Statement for the Annual                         Part I and III
     Meeting of Shareholders to be held
     April 28, 1997.

PART I

Item 1 - Business.

         Four Oaks Bank & Trust Company (the "Bank") was incorporated under the laws of the State of North Carolina in 1912. The Bank is not a member of the Federal Reserve System. The Bank's corporate offices are located at 6144 U S 301 South, Four Oaks, North Carolina 27524. In addition to the main office, the Bank has a branch office in Four Oaks located at 111 North Main Street, one in Clayton, North Carolina at 102 East Main Street, two in Smithfield, North Carolina at 128 North Second Street, and 403 South Bright Leaf Boulevard and one in Garner, North Carolina at 200 Glen Road.

         The Bank is a community bank engaged in the general commercial banking business in Johnston County, North Carolina which is located in Eastern North Carolina. Johnston County is contiguous to Wake, Wayne, Wilson, Harnett, Sampson and Nash counties.

         As of December 31, 1996, the Bank had assets of $159,112,558, net loans outstanding of $108,036,023 and deposits of $142,842,975. The Bank has enjoyed considerable growth over the past five years as evidenced by the 88% increase in assets, the 81% increase in net loans outstanding, and the 93% increase in deposits since December 31, 1991.

         The Bank provides a full range of banking services, including such services as checking accounts, savings accounts, NOW accounts, money market accounts, certificates of deposit, a student checking and savings program; loans for businesses, agriculture, real estate, personal uses, home improvement, automobiles; equity lines of credit; credit cards; individual retirement accounts; discount brokerage services; safe deposit boxes; bank money orders; electronic funds transfer services, including wire transfers; traveler's checks; and free notary services to all Bank customers. In addition, the Bank provides automated teller machine access to its customers for cash withdrawals through the services of the HONOR and CIRRUS networks which offer customers access to automated teller machines nationwide. At present the Bank does not provide the services of a trust department.

         The majority of the Bank's customers are individuals and small to medium-size businesses located in Johnston County and surrounding areas. The deposits and loans are well diversified with no material concentration in a single industry or group of related industries. There are no seasonal factors that would have any material adverse effect on the Bank's business, and the Bank does not rely on foreign sources of funds or income.

         From its headquarters located in Four Oaks and its five offices located in Four Oaks, Clayton, Smithfield, and Garner, the Bank serves a major portion of Johnston County. Johnston County has a diverse economy and is not dependent on any one particular industry. The leading industries in the area include electronics, pharmaceutical, textile, agriculture, livestock, and poultry industries.

         Commercial banking in North Carolina is extremely competitive which is attributable in large part to statewide branching. The Bank competes in its market area with some of the largest banking organizations in the state and other financial institutions such as federally and state-chartered savings and loan institutions and credit unions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of the Bank's competitors have broader geographic markets and higher lending limits than the Bank and are also able to provide more services and make greater use of media advertising.

         The enactment of legislation authorizing interstate banking in North Carolina and other Southeastern states has greatly increased the size and financial resources of some of the Bank's competitors. In addition, as a result of interstate banking, out-of-state commercial banks may compete in North Carolina by acquiring North Carolina banks and thus increase the prospects for additional competition in North Carolina.
                                       2

         Despite the competition in its market area, the Bank believes that it has certain competitive advantages which distinguish it from its competition. The Bank believes that its primary competitive advantages are its strong local identity and affiliation with the community and its emphasis on providing the very best service possible at reasonable and competitive prices. The Bank believes that it offers customers modern, high-tech banking services without forsaking community values such as prompt, personal service and friendliness. Amounts spent on research activities relating to the development or improvement of services have been immaterial over the past five years. At December 31, 1996, the Bank employed 69 full time equivalent employees.


         The following table sets forth certain financial data and ratios with respect to the Bank for the years ended December 31, 1996, 1995, and 1994. This information should be read in conjunction with and is qualified in its entirety by reference to the more detailed audited financial statements and notes thereto which accompany this report:

                                                               1996                    1995                   1994
                                                               ----                    ----                   ----
Net Income                                                  $1,820,850              $1,524,357              1,256,841
Average equity capital accounts                             $13,579,832            $12,132,667             10,932,274
Ratio of net income to average equity
    capital accounts                                          13.41%                  12.56%                 11.50%
Average daily total deposits                               $129,774,718            $110,394,574            94,956,525
Ratio of net income to average daily
    total deposits                                             1.40%                  1.38%                   1.32%
Average daily loans                                        $103,558,655            $85,222,596             72,888,674
Ratio of average daily loans to average
    daily total deposits                                      79.80%                  77.20%                 76.76%

         At the Annual Meeting of Shareholders to be held April 28, 1997, the Shareholders of the Bank will consider and vote on a proposed reorganization whereby the Bank will become a wholly-owned subsidiary of a newly-formed holding company know as "Four Oaks Fincorp, Inc." and each outstanding share of the Bank's Common Stock will be converted into one share of the holding company's Common Stock. The reorganization is subject to shareholder approval and necessary bank regulatory approvals. A summary of the proposed reorganization is contained in the Bank's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1997.

Item 2 - Properties.

         The Bank owns its main office which is located at 6144 U S 301 South, Four Oaks, North Carolina. The main office which was constructed by the Bank in 1985 is a 12,000 square foot facility on 1.64 acres of land. The Bank leases an additional branch office in downtown Four Oaks located at 111 North Main Street from M.S. Canaday, a director of the Bank. Under the terms of the lease, which the Bank believes to be arms-length, the Bank paid $755 per month in rent in 1996. The term of the lease is currently five years beginning January 1, 1994 with annual increases based on the Consumer Price Index. The Bank owns a 5,000 square foot facility renovated in 1992 on 1.15 acres of land located at 5987 U S 301 South, Four Oaks, North Carolina which served as the Operations Center until October 1996 when the Bank outsourced item processing and all data processing functions to Central Service Corporation in Greensboro, North Carolina. Presently this facility houses the training center and the Bank's wide area network central link. In addition, the Bank owns a 4,200 square foot branch office which was constructed by the Bank in 1986 at 102 East Main Street, Clayton, North Carolina. The Bank owns a 3,400 square foot branch office, which was built in 1991, located at 128 North Second Street, Smithfield, North Carolina. The Bank owns a 1,202 square foot building on .29 acres of land located at 6365 U.S. 301 South in Four Oaks which it closed in 1995. The Bank owns a 720 square foot building remodeled in 1995 which serves as a limited-service facility on .27 acres located at 403 S. Bright Leaf Boulevard, Smithfield, North Carolina. The Bank owns a 3,600 square foot branch office constructed in 1996 located at 200 Glen Road, Garner, North Carolina.

Item 3 - Legal Proceedings.

         The Bank is not involved in any material legal proceedings at the present time.

Item 4 - Security Ownership of Certain Beneficial Owners and Management.

         This information is incorporated by reference from Pages 5 - 6, "Security Ownership of Management and Certain Beneficial Owners", in the Bank's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1997.

PART II

Item 5 - Market for the Bank's Common Stock and Related Security Holder Matters.

         This information is incorporated by reference from Page 31, "Investor Information" in the 1996 Annual Report to Shareholders included as Exhibit 6.

Item 6 - Selected Financial Data.

         This information is incorporated by reference from Page 15, "Selected Financial Data" of the Bank's 1996 Annual Report to Shareholders included as
Exhibit 6.

Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations.

         This information is incorporated by reference from Pages 5, 7, 8, 9, 11, 13 & 14, "Management's Discussion" of the Bank's 1996 Annual Report to Shareholders included as Exhibit 6.

Item 8 - Financial Statements and Supplementary Data.

         This information is incorporated by reference from Pages 16 - 30 of the Bank's 1996 Annual Report to Shareholders included as Exhibit 6.

PART III

Item 9 - Directors and Principal Officers of the Bank.

         (a) Director information is incorporated by reference from Pages 7 - 8, "Proposal 1: Election of Directors" in the Bank's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1997.

         (b)      Principal Officers.

         The following table sets forth the information with respect to the executive officers of the Bank:

                                                                 Position with Bank
                                               Year first        and business experience
                 Name             Age          employed          for the past five years

        Ayden R. Lee, Jr.         48           1980              Chief Executive Officer, President and
                                                                 Director

        J. Horace Keene           62           1986              Senior Executive Vice President, City
                                                                 Executive

        Clifton L. Painter        47           1986              Senior Executive Vice President, Chief
                                                                 Operating Officer, City Executive

        Nancy S. Wise             41           1991              Senior Vice President, Chief Financial
                                                                 Officer

                                       4


                                                                 Position with Bank
                                               Year first        and business experience
                 Name             Age          employed          for the past five years

        W. Leon Hiatt, III        29           1994              Senior Vice President, Loan Administrator.
                                                                 From March 1990 until joining the Bank, Mr.
                                                                 Hiatt served as a Financial Institutions
                                                                 Examiner for the Federal Deposit Insurance
                                                                 Corporation


Item 10 - Management Compensation and Transactions.

         This information is incorporated by reference from Pages 9 - 11, "Executive Compensation" in the Bank's Proxy Statement for the Annual Meeting of Shareholders to be held April 28, 1997.


PART IV

Item 11 - Exhibits, Financial Statements, Schedules and Reports on Form F-3.

(a)      Financial Statements and Schedules.


         1. The following financial statements are included in the Bank's 1996 Annual Report to Shareholders included as Exhibit 6 to this Form F-2.


                                                                                   1996 Annual
                                                                                   Report Page

           (i)    Independent Auditors' Report.                                        16

           (ii)   Balance Sheets, December 31, 1996 and 1995.                          17

           (iii)  Statements of Operations for the years ended December 31,            18
                  1996, 1995 and 1994.

           (iv)   Changes in Shareholders' Equity for the years ended December         19
                  31, 1996, 1995 and 1994.

           (v)    Statements of Cash Flows for the years ended December 31,            20
                  1996, 1995 and 1994.

           (vi)   Notes to Financial Statements.                                      21-30


         2. Report of predecessor accountant, Daniel G. Matthews & Associates, Inc. concerning financial statements for 1994 and 1995 presented in the 1996 Annual Report to Shareholders is filed as Exhibit 6.1 to this report.

(b) Reports on Form F-3. No reports on Form F-3 were filed during the quarter ending December 31, 1996.

(c) Exhibits. The following exhibits are filed as part of this annual report. Management contracts or compensatory plans or arrangements are listed in Exhibits 3.2, 3.3, 3.4, and 3.6 below:

         1. Articles of Incorporation and Bylaws as amended filed as an exhibit to the Form F-2 filed with the FDIC on March 28, 1991 and incorporated herein by reference.

         2. Specimen of certificate for Bank's Common Stock filed as an exhibit to the Form F-2 filed with the FDIC on March 28, 1991 and incorporated herein by reference.

         3.1 Four Oaks Bank & Trust Company Master Corporate Profit Sharing Retirement Plan and Trust filed as Exhibit 4(a) to the Registration Statement on Form F-1 filed with the FDIC on April 30, 1990 and incorporated herein by reference.

         3.2 Employment agreement with Ayden R. Lee, Jr., filed as Exhibit 4(b) to the Registration Statement on Form F-1 filed with the FDIC on April 30, 1990 and incorporated herein by reference.

         3.3 Severance compensation agreement with Ayden R. Lee, Jr., filed as Exhibit 4(c) to the Registration Statement on Form F-1 filed with the FDIC on April 30, 1990 and incorporated herein by reference.

         3.4 Nonqualified Stock Option Plan as amended filed as Exhibit 3.4 to the Form F-2 filed with the FDIC on March 28, 1993 and incorporated herein by reference.

         3.5      Employee Stock Purchase and Bonus Plan as amended filed as
                  Exhibit 3.5 to the Form F-2 filed with the FDIC on March 28, 1993 and incorporated herein by reference.

         3.6 Option agreement with Ayden R. Lee, Jr., filed as Exhibit 5(b) to the Registration Statement on Form F-1 filed with the FDIC on April 30, 1990 and incorporated herein by reference.

         3.7 Four Oaks Bank & Trust Company Dividend Reinvestment and Stock Purchase Plan filed as Exhibit 3.7 to the Form F-2 filed with the FDIC on March 28, 1996 and incorporated herein by reference.

         3.8 Master Service Agreement between Central Service Corporation and Four Oaks Bank & Trust Company dated April 16, 1996

         6 1996 Annual Report to Shareholders for the fiscal year ended December 31, 1996. With the exception of the information incorporated by reference into Items 5, 6, 7, 8, and 11 of this Form F-2, the 1996 Annual Report to Shareholders is not deemed filed as part of this report or any amendment thereto.

         6.1 Report of Daniel G. Matthews & Associates, Inc. concerning financial statements for 1994 and 1995 presented in the 1996 Annual Report to Shareholders

                                   SIGNATURES

         Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         FOUR OAKS BANK & TRUST COMPANY


Date:  March 27, 1997           By:      /s/ Ayden R. Lee, Jr.
                                         ---------------------
                                         Ayden R. Lee, Jr.
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:  March 27, 1997                                 /s/ Ayden R. Lee, Jr.
                                                     ---------------------
                                                      Ayden R. Lee, Jr.
                                                      President, Chief Executive Officer and Director


Date:  March 27, 1997                                /s/ Nancy S. Wise
                                                     -----------------
                                                              Nancy S. Wise
                                                              Senior Vice President and Chief Financial
                                                              Officer


Date:  March 27, 1997                                /s/ William J. Edwards
                                                     ----------------------
                                                              William J. Edwards
                                                              Director


Date:  March 27, 1997                                /s/ Warren L. Grimes
                                                     --------------------
                                                              Warren L. Grimes
                                                              Director


Date:  March 27, 1997                                /s/ Harold J. Sturdivant
                                                     ------------------------
                                                              Harold J. Sturdivant
                                                              Director


Date:  March 27, 1997                                /s/ Percy Y. Lee
                                                     ----------------
                                                              Percy Y. Lee
                                                              Director


Date:  March 27, 1997                                /s/ Merwin S. Canaday
                                                     ---------------------
                                                              Merwin S. Canaday
                                                              Director


Date:  March 27, 1997                                /s/ Paula C. Bowman
                                                     -------------------
                                                              Paula C. Bowman
                                                              Director


                            Exhibit 3.8 to Form F-2

          Master Service Agreement between Central Service Corporation and Four Oaks Bank & Trust Company dated April 16, 1996

NORTH CAROLINA

                                                        MASTER SERVICE AGREEMENT
GUILFORD COUNTY



         THIS MASTER SERVICE AGREEMENT, made and entered into this 16th day of April, 1996 by and between CENTRAL SERVICE CORPORATION, a North Carolina corporation, hereinafter referred to as "CSC", and Four Oaks Bank & Trust Company, with its principal office in Four Oaks, North Carolina, hereinafter referred to as "Customer".

         1. SERVICES SCHEDULE. Subject to the other provisions of this Agreement, CSC shall provide to the Customer, and the Customer shall obtain from CSC, the services referred to in the Schedule of Services made by the parties contemporaneously herewith, as such Schedule of Services may be amended from time to time, and any services required or contemplated by other Sections of this Agreement (collectively, the "Services"). The Schedule of Services, including all Addenda thereto, as it may be so amended (the "Services Schedule") is hereby incorporated into, and shall be deemed a part of, this Agreement for all purposes. Subject to any more specific descriptions provided in the Schedule of Services, CSC shall render as each Service substantially all of the services customarily associated within the industry with the name, designations and descriptions for such Service in the Schedule of Services.

         2. TERM.

            (a) General Term. The initial term of this Agreement shall be for 5 years commencing on September 9, 1996, subject to successive extensions as provided in this Section 2(a). The term of this Agreement shall automatically extend for another 1 year at the end of the then current term, unless at least ninety (90) days prior to the end of the then current term either party gives written notice to the other party that there shall be no extension. Notwithstanding the foregoing, the term of this Agreement shall be subject to early termination as provided herein. The term of this Agreement, as it may be extended from time to time as provided in this Section 2(a) or terminated as provided in Section 7(e), is hereinafter referred to as the "General Term".

            (b) Service Term. The "Service Term" for a Service shall mean the term for which the Service is to be provided, as it may be extended from time to time by agreement of the parties. A Service Term may be shorter than, but not exceed, the General Term. If no particular Service Term is provided for a Service in the Services Schedule, the Service Term for the Service shall be coextensive with the General Term. Notwithstanding the foregoing, a Service Term shall be subject to early termination as provided herein.

         3. CHANGES IN SERVICES. The Customer acknowledges that CSC provides to other customers services the same as or similar to the Services, and that updating and modifying its services (including the Services) from time to time is an appropriate part of CSC's business. Accordingly, the Customer agrees that the format and nature of any Service may be changed by

CSC upon sixty (60) days' advance written notice to the Customer. In addition, the parties acknowledge that CSC may not be able to provide Services in a manner to accommodate the particular practices, designs or formats of the Customer, and therefore agree that before the Customer adopts or changes any of the Customer's practices, designs or formats (including without limitation to the extent relevant for the Services or those relating to calculating or reporting interest rates, fees, charges, loan terms, and account terms), the Customer shall determine that such adoption or change will be consistent with the manner in which CSC provides the Services.

         4. CSC PROPERTY. Except as the parties may hereafter agree in writing, all programs, specifications tapes and other materials provided by CSC used in connection with the Services (exclusive of any data thereon or other materials provided by the Customer, which are and shall remain the sole and absolute confidential property of the Customer) are and remain the sole and absolute property of CSC. The Customer shall not use, cause to be used, sell, rent, loan or otherwise disclose, any such material to any other person or entity other than its professional advisors or at the request of regulatory authorities or otherwise as required by applicable law, rule or regulation. Because there would be no adequate remedy at law for a breach of the foregoing, CSC shall have the right to obtain an injunction to prevent such breach and shall have such further rights as are available at law or in equity.

         5. CUSTOMER'S DATA RESPONSIBILITIES.

            (a) Customer Information. The Customer shall furnish to CSC all records, data and other information necessary to enable CSC to perform its obligations under this Agreement, all of which shall be provided in the manner, in the form, and at the times, reasonably required by CSC, and all of which is and shall remain the sole and absolute confidential property of the Customer. The Customer shall ensure that all records, data and other information provided to CSC are complete and accurate, and CSC shall have no responsibility for errors resulting from incomplete or incorrect records, data (whether electronic or paper items) or other information provided by the Customer.

            (b) Remote Transmission Facility. Without limiting its obligations under Section 5(a), the Customer shall comply with all reasonable security procedures which CSC may prescribe from time to time to protect the data transmitted through the Remote Transmission Facility. Customer shall indemnify, defend, and hold harmless CSC and CSC's directors, officers, shareholders, employees, and agents for, from and against, any and all liability, loss, cost, damage or expense, including without limitation reasonable attorneys' fees, arising out of the unauthorized use or handling of data resulting from transmission of any data through the Remote Transmission Facility.

            (c) Customer Review. The Customer shall promptly review all reports, data and other information provided or returned to it by CSC, and shall in any event notify CSC in writing of any errors or omissions in such reports, data or other information within fifteen (15) business days of receipt from CSC. Notwithstanding the provisions of Section 8, CSC shall not be liable to the Customer for damages or corrections resulting from the Customer's failure to give such timely written notification.

            (d) Compliance With Applicable Laws. The Customer shall be solely responsible for ensuring that this Agreement and all Services, reports and forms provided pursuant to this Agreement comply with all applicable laws and regulations and the terms of the Customer's contracts with its customers, including without limitation all applicable laws, regulations and contractual provisions concerning the Customer's operations, consumers, or adjustable rate loans and related instruments. The Customer shall indemnify, defend, and hold harmless CSC and CSC's directors, officers, shareholders, employees, and agents for, from, and against any and all liability, loss, cost, damage or expense, including without limitation reasonable attorneys' fees, arising out of any violation of applicable laws or regulations or the Customer's contractual obligations.

         6. CONFIDENTIALITY & PRESERVATION OF CUSTOMER DATA.

            (a) Confidentiality. CSC shall use reasonable care to maintain the confidentiality of all information provided to CSC by the Customer, and, except as specifically permitted by this Agreement, required by applicable law or with the Customer's prior written consent, shall not disclose any such information to any person or entity or use any such information other than for purposes of rendering the Services. For purposes of the foregoing, CSC's delivery of materials to the Customer by means of the United States Postal Service or insured or bonded carriers shall be deemed to constitute reasonable care. CSC's obligations pursuant to this Section 6(a) shall survive any expiration or termination of this Agreement and shall continue indefinitely thereafter; provided, however, that if such duration is determined by a court of competent jurisdiction to be unenforceable, such obligations shall continue for a period of ten (10) years after the expiration or termination of this Agreement.

            (b) Preservation. Subject to Section 8, CSC shall use reasonable care (i) to protect Customer's records in CSC's possession from loss or damage through fire, power failure, and other accidental causes, and (ii) to provide the equipment and/or procedures necessary to maintain the integrity of such records while in CSC's possession.

         7. CHARGES FOR SERVICES.

            (a) Charges. The Customer shall pay CSC its charges for the Services and for reasonable out of pocket expenses incurred in rendering Services, in accordance with the Services Schedule and the other terms of this Agreement. Upon at least ninety (90) days written notice, CSC may change any or all of the terms of this Agreement relating to such charges including without limitation the amounts thereof; provided (i) that any increase in charges for a Service set forth in the Services Schedule shall become effective on the date specified in the notice, but in any event no earlier than the later of the beginning of the next extension of the Service Term for the Service or 90 days after the notice is given, and (ii) that any decrease in charges for a Service set forth in the Services Schedule shall be effective on the date specified in the notice.

            (b) Billing. Following the end of each calendar month during the General Term CSC shall submit its statement charges for each Service rendered and expenses incurred in connection therewith during that month. Additional charges pursuant to Section 11 may be reflected in the monthly invoices. Invoices are due and payable on or before the last day of the calendar month of the date of invoice. Any portion of the invoice not paid, or disputed in good faith by the Customer, by such last day of the calendar month day shall bear interest, payable on demand, after such day at a per diem rate equal to the lesser of (i) .06575% or (ii) the maximum rate allowed to be charged by controlling law. If the Customer determines in good faith that an invoice contains an error, the Customer shall give written notification of the same to CSC prior to the payment due date of the invoice. Notwithstanding any such notification, the undisputed portion of the invoice shall be paid as provided above. After any error is resolved, any remaining amounts determined to be due shall be payable on demand, with interest as provided above.

            (c) Sales, etc. Taxes. Except to the extent expressly otherwise provided therein, the charges contained in the Services Schedule do not include any sales, use, gross receipt or other taxes (other than any based on CSC's income), and the Customer agrees to pay such taxes if any apply.

            (d) Telephone Services. Any private long-line telephone services provided by CSC pursuant to this Agreement will remain under the control of CSC. If the Customer requires special telephone line configurations due to its terminal requirements, CSC reserves the right to charge for this service.

            (e) Termination for Customer Breach. If the Customer breaches this Agreement by failing to timely pay any charge or other amount due to CSC, or otherwise is in breach of this Agreement, and the breach continues uncured for thirty (30) days following CSC's delivery of written notice to the Customer noting the breach and demanding its cure, CSC may discontinue any or all of the Services to the Customer until the breach is cured. If such breach continues for thirty (30) days following delivery of such notice, CSC may terminate the Service Term of any one or more of the Services and/or terminate the General Term.

         8. CSC LIABILITY FOR ERRORS OR DELAYS; LIMITATION OF REMEDIES.

            (a) Errors or Omissions by CSC.

                (1) In the event any error or omission in CSC's performance of Services ("Errors") results from the negligence or willful misconduct of CSC's employees following the timely, accurate, and complete submission of the relevant records, data, and other information by Customer to CSC, and the Customer notifies CSC of the Error in accordance with Section 5, as soon as practicable following receipt of such notice given CSC's obligations to others at that time, CSC shall correct such Error by reprocessing the data without any additional charge to the Customer for such correction. Any other Errors shall be corrected by CSC reprocessing the data at the Customer's expense based on CSC's then prevailing rates, as soon as practicable following receipt of such written notice of such Error from the Customer given CSC's obligations to others at that time, provided that CSC shall in no event have any obligation with respect to any Error if Customer does not provide CSC with such written notice within one year of the Customer's receipt of the material containing the Error.


                (2) Notwithstanding Section 8(a)(1), CSC shall not be liable to the Customer for Errors resulting from defects in, or malfunctions of, the mechanical or electronic equipment used by CSC in performing Services. If the Customer desires to obtain insurance protection against any such Errors, or desires coverage of fidelity losses through an endorsement to its own blanket bond coverage, CSC agrees to cooperate with the Customer in obtaining such insurance or endorsement. It is understood that all costs and expenses of such insurance or endorsement shall be paid by the Customer.

            (b) Delays. CSC shall not be responsible for delays in processing or in the delivery of reports, data, or other information, that are caused by strikes, lockouts, riots, epidemics, war, government regulations not in effect as of the date hereof, fire, acts of God, failure of transmission or power supply, mechanical difficulties with equipment, or other causes beyond CSC's reasonable control.

            (c) LIABILITY AND REMEDIES LIMITATIONS; INDEMNIFICATION. THE PROVISIONS OF SECTION 8(A) ARE IN LIEU OF ALL EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE REMEDIES SPECIFIED IN
SECTION 8(A) FOR ERRORS ARE EXCLUSIVE, AND THE CUSTOMER HEREBY WAIVES ALL OTHER REMEDIES. CSC SHALL IN NO EVENT BE LIABLE TO THE CUSTOMER OR ANY OTHER PERSON OR ENTITY FOR LOST PROFITS OR OTHER SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WITH RESPECT TO THIS AGREEMENT (REGARDLESS OF WHETHER CSC HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES), ANY ERROR, OR ANY OTHER ACTION OR OMISSION IN CONNECTION WITH THIS AGREEMENT, AND CUSTOMER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS CSC AND CSC'S DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES AND AGENTS FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST, DAMAGE OR EXPENSE, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, ARISING OUT OF ANY CLAIM BY ANY PERSON OR ENTITY RELATING TO THIS AGREEMENT, ANY ERROR OR ANY SUCH OTHER ACTION OR OMISSION.

         9.       REGULATORY AGENCY REQUIREMENTS.


                  (a) Examinations. The records produced, maintained, and magnetically stored on premise at CSC and at other off-site locations by CSC for the Customer in the performance of this Agreement shall be subject to examination by such Federal and State regulatory agencies as may have jurisdiction over the Customer's business, including without limitation, the Federal Deposit Insurance Corporation ("FDIC"), to the same extent as such records would be subject if they were maintained and produced by the Customer itself on its own premises. By entering into this Agreement CSC agrees that the Office of Thrift Supervision ("OTS") will have the authority and responsibility provided to the other regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. ss.1867(C) relating to services performed by contract or otherwise.

                  (b) Notices. CSC agrees to provide adequate notice to any appropriate regulatory agency of any termination of this Agreement, if such termination is initiated by CSC. The Customer, however, is responsible for all other notices and communications with regulatory agencies relative to this Agreement, other than any required by applicable law, rule or regulation to be provided by CSC in its capacity as a contract service provider to the Customer.

                  (c) CSC Financial Statements. A copy of CSC's current audited financial statements and service auditor's report will be sent annually to the FDIC, the office of the North Carolina Commissioner of Banks, and to the managing officer of the Customer.

                  (d) Disaster Contingency Plans. CSC shall remain in compliance with the existing guidelines of OTS, FDIC, and the Office of the Controller of the Currency ("OCC") regarding disaster coverage. CSC will recompense the Customer for disruptions and delays caused by activation of the CSC Disaster Recovery Plan, if said activation fails to restore reasonably normal service to the Customer within forty eight (48) hours of Plan activation. Said recompense will not exceed $1,600.00 per day, and will cease when reasonably normal service is restored. CSC shall release all information reasonably requested to permit the Customer to develop a disaster contingency plan that will work in concert with CSC's plan.


         10.      DECONVERSION.

                  (a) Deconversion Services. Upon termination of any Service (whether or not such termination is in connection with termination of this Agreement) ("Deconversion"), CSC shall provide information available within the on-line computer record relating to the terminated Service, in magnetic tape or in printout form, for the Customer's use under some other system and shall provide all other reasonable assistance for the Customer's conversion to such other system, provided that CSC reserves the right to charge in accordance with its then prevailing rates for programming, personnel time and/or computer time used in the Deconversion (unless such Deconversion occurs as a result of a termination of the affected Service(s) by the Customer based on any failure by CSC to perform fully its duties and obligations hereunder, in which case CSC shall bear all such expenses). In any event, such Deconversion charges shall not exceed the sum of fifteen thousand dollars ($15,000.00) plus reasonable out of pocket expenses incurred by CSC. If the Customer desires CSC to continue providing a Service temporarily following the end of the Service Term for the Service, CSC on a temporary basis shall provide such Service at its then prevailing rates for providing such Service on a temporary basis. After one hundred eighty (180) days following termination of a Service, and following written notice to the Customer, the records, data and information files maintained for the Customer by CSC for the Service may be destroyed by CSC unless other satisfactory written arrangements are made by the parties prior to that time.

                  (b) Payment of Deconversion Charges. All amounts payable to CSC pursuant to Section 9(a) shall be paid, on demand by CSC, by the Customer in the form of a certified or official check; CSC may require payment in advance of the Service or action for which it is to be paid pursuant to Section 10(a).

         11.      MINIMUM SERVICES AND LIQUIDATED DAMAGES.

                  (a) In General. The parties agree that at the time of execution of this Agreement, it is difficult or impossible to accurately assess the damages that would be sustained by CSC as a result of a significant reduction in the volume of any Service prior to the end of the full Service Term. Among other things, CSC amortizes the cost of programs, equipment, and personnel training for a Service over the Service Term and plans its future commitments based on the expectation that each Service will continue at a consistent volume throughout its full Service Term. The Customer acknowledges and agrees that CSC would suffer great financial harm if the volume of a Service were significantly reduced prior to the end of the full Service Term, because CSC would not be able to recover its start-up costs or realize its anticipated future revenues with respect to the Service. CSC agrees and acknowledges that the remedies described in this Section 11 constitute CSC's sole, exclusive and entire remedies with respect to the Customer's partial use or non-use of the Services.

                  (b) Minimum Service Requirements. With respect to each Service shown on the Services Schedule (as it may be amended from time to time), the Customer shall utilize the Service throughout the full Service Term (as it may be extended from time to time) such that the charges due to CSC pursuant to
Section 7 for the Service rendered for each calendar month (an "Applicable Month") beginning with the fifth full month following the month in which the Service is initiated, shall equal or exceed the greater of (i) fifty percent (50%) of the average monthly charges for the Service for the four calendar months immediately preceding the Applicable Month or (ii) fifty percent (50%) of the average monthly charges for the Service for the first full four calendar months following the initiation of the Service (the greater of (i) or (ii) determined with respect to an Applicable Month shall be the "Monthly Minimum" for the Applicable Month). In the event that the charges for a Service for an Applicable Month, determined before application of this Section 11(b), are less than the Monthly Minimum for such Applicable Month, the charges for the Service for such Applicable Month shall be increased to the Monthly Minimum for such Applicable Month, regardless of the actual amount of the Service rendered or expenses incurred by CSC during such Applicable Month.

         In determining the Monthly Minimum for an Applicable Month, that portion of the charges in the relevant four-month periods that is attributable to the Service rendered for a portion of the Customer's operations that the Customer has discontinued as a result of a Qualified Reduction in the Customer's Operations occurring prior to the Applicable Month, shall not be counted. For purposes of the foregoing, (i) a "Qualified Reduction in the Customer's Operations" shall mean and be limited to a reduction in the Customer's operations or business directly resulting from an arms' length sale or other arms' length disposition of Customer assets that is not motivated in whole or in part by a desire to reduce the volume of Service, all as determined by CSC in the good faith exercise of its sole discretion, and (ii) the portion of the charges that is attributable to the Service rendered for any portion of the Customer's operations shall be determined by CSC in the good faith exercise of its sole discretion.

         The operation of this Section 11(b) may be illustrated by the following examples.

         Example 1. Assume that the Applicable Month is the seventh full calendar month following the initiation of the Service, and that the charges for the Service for such Applicable Month, determined before application of this
Section 10(b), are $700. Assume further (i) that the average monthly charges for the Service for the immediately preceding four calendar months are $700 and (ii) that the average monthly charges for the first full four calendar months following the initiation of the Service are $1,000. The Monthly Minimum would be $500, which is the greater of (i) 50% of $700 or (ii) 50% of $1,000. Since the Monthly Minimum exceeds the charges for the Applicable Month (determined before application of this Section 11(b)), the charges for the Applicable Month would be the Monthly Minimum of $500.

         Example 2. Assume that the charges for the first Applicable Month for a Service (i.e., the fifth full calendar month following the initiation of the Service), determined before application of this Section 11(b), are $700.00. Assume further that the average monthly charges for the Service for the immediately preceding four calendar months are $1,000.00. The Monthly Minimum would be 50% of $1,000, or $500. Since the Monthly Minimum exceeds the charges for the Applicable Month (determined before application of this Section 11(b)), the charge for the Applicable Month would be the Monthly Minimum of $500.

         Example 3. Assume the same facts as in Example 2, and (i) that the Customer sold a branch office in one of the four months preceding the Applicable Month in an arms' length transaction not motivated in whole or in part by a desire to reduce the volume of the Service, (ii) that the sale of the branch office is determined by CSC in the good faith exercise of its sole discretion, to be a Qualified Reduction in the Customer's Operations, and (iii) that the average monthly charges for such four months, excluding the charges for the Service attributable to the branch office as determined by CSC in the good faith exercise of its sole discretion, are $900. The Monthly Minimum would be 50% of $900, or $450. Since the Monthly Minimum exceeds the charges for the Applicable Month (determined before application of this Section 11(b)), the charges for the Applicable Month would be the Monthly Minimum of $450.

         (c) Liquidated Damages for Termination. In the event (i) the Customer in breach of this Agreement terminates a Service shown on the Services Schedule prior to the expiration of the full Service Term of the Service as provided in
Section 2 (whether before or after commencement of the Service Term) or (ii) pursuant to Section 7(e), CSC terminates a Service prior to the expiration of the full Service Term of the Service as provided in Section 2 (whether before or after commencement of the Service Term) because of the Customer's breach of this Agreement, the Customer shall pay CSC liquidated damages calculated by first determining the average monthly charges, before discounts, for the Service for the twelve (12) full calendar months preceding the calendar month in which such early termination ("Early Termination") occurs. If the Service has not been provided by CSC to the Customer for at least twelve (12) full calendar months prior to the month of termination, the average monthly charges shall be determined by CSC using the actual monthly charges, before discounts, for the full calendar months, if any, in which the Service was provided and CSC's good faith estimate of the charges for the number of month(s) less than twelve in which the Service was not provided, based on CSC's good faith projection of the volume of the Service the Customer would have required during such month(s) but for the Early Termination.

         The average monthly charge as so determined pursuant to the preceding paragraph shall be reduced by fifty percent (50%). The resulting product shall then be multiplied by the number of calendar months in the Service Term (determined without regard to the Early Termination) for the Service following the month of the Early Termination, with any fractional months counted as full months for this purpose. The result of the preceding sentence shall be the amount of liquidated damages; such amount shall be paid in full by the Customer to CSC prior to any Deconversion with respect to the Service.

         12. NOTICES. All notices contemplated by this Agreement shall be deemed sufficiently given and effective if sent by means of certified or registered mail; and if intended for CSC, the notice shall be sent to Central Service Corporation, P. O. Box 10305, Greensboro, North Carolina 27404; if intended for the Customer, the notice shall be sent to the Customer's business address recorded at CSC. Either party may change the address to which it wants notice sent by means of a notice of the change given to the other party.

         13.      ASSIGNMENT/MERGER.

                  (a) Assignment. No right or obligation of either party may be assigned or delegated to, or otherwise vested in, another person or entity, whether by operation of law or otherwise, without the express written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, all of the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

                  (b) Merger, Etc. In the event the Customer merges with another entity, or all or a portion of the Customer's assets are otherwise in any way combined with the assets of another entity, and in either case such other entity has already in place an agreement pursuant to which CSC renders any service to such other entity, this Agreement and such other agreement shall each continue in effect subject, if CSC so elects, to any such amendments as CSC in good faith may determine to be appropriate to eliminate duplication or conflicting terms.

         14.      MISCELLANEOUS.

                  (a) Entire Agreement; Amendments; Nonwaiver. This Agreement, including the Services Schedule and all Addenda thereto, contains the entire agreements between the parties with respect to the subject matter hereof, in which all prior agreements, understandings, or negotiations are merged. Any additions to or other amendments of this Agreement must be in a writing signed by both parties. The failure of either party at any time or times to require strict performance of any term of this Agreement shall not waive, affect or diminish the right to demand strict performance of such term at any time or times thereafter.

                  (b) Governing Law; Severability. The laws of the State of North Carolina shall govern the validity, interpretation, performance and enforcement of this Agreement. If any of the terms of this Agreement or the application thereof to any entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any entity or circumstance other than those to which it is held invalid and unenforceable, shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers under seal effective as of the date first above written.


     CUSTOMER:                                   CENTRAL SERVICE CORPORATION

Four Oaks Bank & Trust Company

By: /s/ Nancy S. Wise                         By: /s/ Michael Chapman
    Its Senior VP of Finance                      Its Senior Vice President

Attest: /s/ Wanda C. Jones                    Attest: /s/ Thomas Brown
        Its Corporate Secretary                      Its Secretary
         [Corporate Seal]                          [Corporate Seal]

                              SCHEDULE OF SERVICES

                                       FOR

                            MASTER SERVICE AGREEMENT


         Pursuant to the Master Service Agreement (the "Agreement") between Central Service Corporation ("CSC") and Four Oaks Bank & Trust Company (the "Customer"), the Services selected below shall be provided by CSC to the Customer pursuant to the terms of the Agreement and the terms of the applicable Addendum(s).

         This Schedule of Services including all such Addenda as they may be amended from time to time ("Services Schedule") constitutes a part of the Agreement for all purposes. Capitalized terms used but not otherwise defined in this Services Schedule shall have the meanings given in the main text of the Agreement.

         The terms of this Schedule of Services, including its Addenda, shall be interpreted in a manner consistent with, and so as to avoid conflict with, the terms in the main body of the Agreement.


                              Selection of Services

         The Service(s) to be provided are indicated below by initialling by both the Customer and CSC. If no expiration is specified below for the Service Term for a Service, the Service Term for the Service shall be the General Term provided in the Agreement.



Customer          ______            A.     Dollar System Data Processing Service.  If this Service
CSC               ______            is selected, the Service shall be subject to the additional terms provided in the Addendum entitled "Data
                                    Processing Service", as it may be amended
                                    from time to time.

                                    Service Term begins ______________ and expires __________________ .

Customer          ______            B.      Item Processing Service.  If this Service is selected, the
CSC               ______            Service shall be subject to the additional terms provided in the
                                    Addendum entitled "Item Processing Service",
                                    as it may be amended from time to time.

                                    Service Term begins 9/9/96 and expires 9/8/2001.

                                    ------------------.





Customer          ______            C.      Locbox Service.  If this Service is selected, the Service
CSC               ______            shall be subject to the additional terms provided in the Addendum entitled "Locbox Service", as it may be amended from time to time.

                                    Service Term begins ______________ and expires ________________.


Customer          ______            D.      Premier Banking System Service.  If this Service
CSC               ______            is selected, the Service shall be subject to the additional terms provided in the Addendum entitled "Premier Service", as it may be amended from time to time.

                                    Service Term begins 9/9/96 and expires 9/8/2001.


Customer          ______            E.      Automated Teller Machine Service.  If this Service  is
CSC               ______            selected, the Service shall be subject to the additional terms provided in the Addendum entitled "ATM Service", as it may be amended from time to time.

                                    Service Term begins ______________ and expires _____________.




Dated: 4-16-96


      CUSTOMER:                                 CENTRAL SERVICE CORPORATION

Four Oaks Bank & Trust Company


By: /s/ Nancy S. Wise                            By: /s/ Michael Chapman
    Its Senior VP of Finance                          Its Senior Vice President


Attest: /s/ Wanda C. Jones              Attest: /s/ Thomas Brown
        Its Corporate Secretary                 Its Secretary

         [Corporate Seal]                                [Corporate Seal]

                                   Addendum A

         a. All initial fees for Premier, Item Processing, ATM, and TELEBANC are waived.

         b. A Discount of 30% (thirty percent) will be applied against all Premier, Item Processing, ATM, and TELEBANC prices in this agreement, with the exception of pass-through TELEBANC charges, identified in attached Schedule N as "Telephone Company Charges" and "Custom Recording".

         c. CSC agrees to purchase from Customer one UNISYS DP500 reader/sorter for the amount equal to the depreciated value of the device as carried on the books of the Customer as of the effective date of this agreement.

         d. CSC acknowledges that the Customer, by converting to CSC, is placing a substantial portion of its operations in the hands of CSC, its systems, and its services. Consequently, CSC agrees to render null and void Section 11 ("Minimum Services and Liquidated Damages") of the Master Service Agreement if a decision is made by CSC or its successors to either 1) cease offering the Premier System, or 2) cease offering Items Processing services in a location that is within 200 miles of the Customer's main office.

         e. In the event that the Customer's accounts are not converted to the CSC Premier System on or before 9/9/96, if such delay does not result from causes outside CSC's control, including acts or omissions of the Customer or its representatives, CSC agrees to pay any excess or extraordinary expenses incurred by the Customer resulting from said delay.

         f. CSC agrees to maintain the following minimum service levels:

                  1. Customer response times averaging four (4) seconds during any period of sixty (60) minutes. The Customer agrees to notify CSC immediately upon encountering instances of slow response time, and CSC will be granted a reasonable time to correct the situation. The standard of four seconds average response time does not apply to transmissions related to Remote Printing, PRINTSCAN, SMART Reports, Check Image research, or data file transfers, nor to instances resulting from causes outside CSC's control. This standard does not apply when CSC has activated its Disaster Recovery plan.

                  2. Statement rendering errors not to exceed one tenth of one percent (0.10%) of statements mailed during any given calendar month. This standard will change to one twentieth of one percent (0.05%) when the Customer's checking accounts are on CSC's Image Statement system.

                  3. Checking statements to be mailed no later than the second business day following the statement drop date, except in cases of "crippled" statements, or if CSC has implemented its Disaster Recovery plan, or for causes outside CSC's control.

If the Customer feels that CSC has unreasonably failed to meet these performance standards in any given month, the Customer will so notify CSC in writing within ten days following the end of the month in question, said notification to contain reasonable documented evidence of the failure. The Customer will be entitled to an additional five percent (5%) discount on all Premier and Item Processing charges for the month identified.

         g. CSC agrees to provide the required data extract file(s) for the Customer's PROFITSTAR analysis system in the form and manner prescribed by PROFITSTAR, within sixty (60) days following the Customer's conversion to CSC. Should CSC fail to make said file available within the aforementioned timeframe, the Customer will be entitled to an additional five percent (5%) per month discount on Premier charges for each additional month said extract file(s) is not made available.

                                 PREMIER SERVICE
                                    ADDENDUM
                                       TO
                              SCHEDULE OF SERVICES
                                       FOR
                            MASTER SERVICE AGREEMENT



         1. Service Description. CSC shall provide the services referred to in the attached Exhibit A, subject to Section 3 and the other provisions of the Master Service Agreement.

         2. Hours of Service. The Premier on-line system will be in operation for access in the time zone of the Customer from 7:30 a.m. to 7:30 p.m., Monday through Friday, and 7:45 a.m. to 1:30 p.m. on Saturday. Said hours may be modified by mutual written agreement between CSC and the Customer. Any additional hours of on-line processing requested by the Customer may be charged at CSC's then prevailing rate. CSC will observe New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas as holidays, and the Premier on-line system therefore will not be available to the Customer on those days.

         3 Charges for Service. The charges for the Service and CSC's expenses incurred in the performance thereof shall be as provided in the attached Exhibit B, subject to Section 7 and the other provisions of the Master Service Agreement.

                                    EXHIBIT A
                                       TO
                            PREMIER SERVICE ADDENDUM


                                List of Services


Central Information System
Demand Deposit Accounting
Savings Accounting
Certificate of Deposit Accounting
Loan Accounting
Financial Management System
Item Entry System
Express Exceptions
Retirement Accounting
Credit Reporting
Check Reconciliation System
Federal Call Reporting
Bond Accounting
Accounts Payable
Asset/Liability Management
On-Line Loan Collection
Premier Reference System
Paperless Item Module (PIM)
Fixed Assets Module
Currency Transaction Reporting Module
Sharp 6500 Mainframe Module

                                    EXHIBIT B
                                       TO
                            PREMIER SERVICE ADDENDUM

CATEGORY                                                          PRICE
--------                                                          -----
Central Information System
Demand Deposit Accounting
Savings Accounting
Certificate of Deposit Accounting
Loan Accounting
Financial Management System
Item Entry System
Express Exceptions
Premier Reference System
Paperless Item Module (PIM)

Initial System Fee                                            $  10,000.00
------------------

Monthly Fees:

Accounts
First 5,000                                                          $0.270
Next 5,000                                                           $0.250
Over 10,000                                                          $0.200

Transaction Account Supplement
First 5,000                                                          $0.250
Next 5,000                                                           $0.200
Over 10,000                                                          $0.150

Loan and G.L. Account Supplement
First 5,000                                                          $0.270
Next 5,000                                                           $0.250
Over 10,000                                                          $0.200

Closed Accounts                                                      $0.040

DataComm Site Charge                                                $250.00

Additional Modules (monthly)
Retirement Accounting                                                $0.00
Credit Reporting                                                     $0.00
Check Reconciliation System                                          $0.00
Federal Call Reporting                                               $0.00
Bond Accounting                                                      $0.00
Accounts Payable                                                     $0.00
Asset/Liability Management                                           $0.00
On-Line Loan Collection                                              $0.00
Currency Transaction Reporting                                       $0.00
Sharp 6500 Mainframe Module                                          $0.00

                             ITEM PROCESSING SERVICE
                                    ADDENDUM
                                       TO
                              SCHEDULE OF SERVICES
                                       FOR
                            MASTER SERVICE AGREEMENT



         1. Service Description. CSC shall process the items of the Customer and the Customer's customers, including performing items processing, data transmissions, daily service functions and bookkeeping, as more particularly described in the attached Exhibit A, subject to Section 3 and the other provisions of the Master Service Agreement.

         2. Charges for Service. The charges for the Service and CSC's expenses incurred in the performance thereof shall be as provided in the attached Exhibit B, subject to Section 7, Addendum A, and the other provisions of the Master Service Agreement.

                                    EXHIBIT A
                                       TO
                            ITEM PROCESSING ADDENDUM


         1.       CHECK PROCESSING OPERATIONS

                  (a) GENERAL DESCRIPTION. CSC will receive the Customer's inclearing checks and teller work (items) from the Customer and the Federal Reserve Bank. CSC will read and sort the items, transcribing the data onto magnetic media for subsequent processing. Items will be balanced to the Federal Reserve cash letters for the Customer. After posting, the institution will notify CSC of items to be returned to Federal Reserve. Settlement with the Federal Reserve will be made by the Client. Periodic statements will be prepared by CSC for matching with items and mailing.

                  (b) RECEIVING ITEMS FROM THE FEDERAL RESERVE BANK. CSC will designate a point to which inclearing checks of the Customer are to be delivered. The Customer will notify the Federal Reserve of this delivery point. Each business day, beginning at approximately 6:00 a.m., the Federal Reserve will deliver to the designated delivery point all Customer items, together with all other items being sent to that delivery point and covering cash letter(s).

                  (c) CAPTURE AND BALANCE. Upon receipt of all debit items from the Federal Reserve, CSC will read and sort ("capture") inclearing items and transcribe the item data onto magnetic media, including transit/routing number, account number, dollar amount, and check serial number. Any MICR reject items will be manually processed. Each inclearing item will be endorsed with a "paid" endorsement, which will be canceled if the item is returned. Paid items will be bulk filed at the CSC facility in Greensboro.

                  CSC will balance the tape total of captured items to the total(s) furnished by the cash letter(s) from the Federal Reserve. During this process, CSC will identify missing items (listed but not included), free items (included but not listed), listing errors (discrepancies between MICR line and cash letter line for a given item), and other conditions contributing to an imbalance between the cash letter total and the tape total. Once all imbalance conditions have been accounted for, CSC will adjust the tape as required and prepare adjustment entries for return to the Federal Reserve.

                  (d) RECEIVING ITEMS FROM CUSTOMER. CSC will designate a point to which Customer shall deliver transactions generated at Customer offices. These items will be inscribed by CSC to insure that full MICR data is encoded on each item, and that all transactions are in balance. CSC will establish dollar control totals for subsequent balancing after the capture and reject reentry process. Imbalances detected will be resolved according to Customers instructions. Capture and balance functions will occur as (in "c") above.

                  (e) RETURN ITEMS. CSC will process overnight the transactions received from CSC and make the results of that processing available to the Customer. The Customer will identify items to be returned to the Federal Reserve (for insufficient funds, stop payment, etc.). According to a schedule established by CSC, and in no event later that 2:00 p.m. of the business day following posting of the transaction, the Customer will advise CSC of all items to be returned to the Federal Reserve according to Federal Reserve operating rules.

                  (f) EXCEPTION ITEMS. All decisions to pay or return exception items, including, but not limited to, stop pay suspects, drafts on uncollected or insufficient funds, drafts on closed, blocked, or dormant accounts, will be made by the Customer, and CSC will have no right, duty or obligation to make any decision with regard to whether any items should be honored by the Customer.

                  (g) STATEMENTS. CSC will match retained items or images with statements, count and compare the items with the number of items shown on the statement, and prepare statement for mailing. The cycle dates for the preparation of statement will be as mutually agreed upon. CSC will have a minimum of two (2) business days after printing of statement to complete the processing of a statement of accounts in each cycle.

                  (h) SETTLEMENT. The Customer will select and notify CSC and the Federal Reserve of the financial institution and the account number at that institution to be used for settlement of the Customer's items. The Federal Reserve will charge that account for the total of checks presented each day and make adjustments for return items and cash letter discrepancies. CSC will assume no responsibility for accuracy of settlement.

         2. CHECK MICR REQUIREMENTS. CSC will employ specialized equipment to read the check MICR characters for the purpose of physically sorting the items, capturing the data on magnetic media for computer processing and listing the checks. The Customer will ensure that the MICR line specifications are compatible with CSC processing requirements. Customer will provide CSC with a description of account number structure, a list of valid account number ranges, check digit formulas, and sample checks to facilitate validation of account number formats by CSC.

                  The Customer will provide to its customers only checks compatible with CSC processing equipment meeting reasonable quality standards. Upon request, CSC will provide the Customer with a list of check vendors who furnish checks with formats compatible with CSC equipment.

         3. SIGNATURE CARDS. The Customer will retain on file a signature verification card for each account. CSC will assist with signature verification but assumes no responsibility for the accuracy of any signature verification as requested by the Customer.

         4. RECORD RETENTION. During the read/sort process, all inclearing items of the Customer will be recorded and will be retained in retrievable form by CSC for a period as required by law. During this period, CSC will provide the Customer with copies of such items upon request with a corresponding service charge to the Customer under the fee schedule in effect at the time of the request. CSC will maintain an indexed history of return items and paid items in account number sequence to assist the institution when it requests copies of checks.

                                    EXHIBIT B
                                       TO
                            ITEM PROCESSING ADDENDUM


PROOF ENCODING (PER DOCUMENT)
First 50,000                                                            $0.040
Next 50,000                                                             $0.035
Over 100,000                                                            $0.030
Teller/Customer Corrections                                             $1.000

PER ITEM, PRIME ENTRY
First 50,000                                                            $0.025
Next 50,000                                                             $0.020
Over 100,000                                                            $0.015

IMAGING IMPLEMENTATION FEE                                          $2,500.00

IMAGING SUPPLEMENT (PER ITEM)
Negative-Only Implementation                                            $0.010
Positive Implementation                                                 $0.015

CUSTOMER SERVICE OPTIONS

Returns (each)                                                          $2.00
Large Dollar Returns (each)                                             $4.00
Returns Qualification (each)                                            $0.35
Federal Reserve Adjustments (each)                                      $1.00
Null/Account Number Rejects (each)                                      $1.00
Large Dollar Item Notification (each)                                   $0.50
Item Search (per item)                                                  $1.00
Photocopy (each)                                                        $1.00

STATEMENT SERVICE OPTIONS

DDA Statement Rendering-Personal (per statement)                        $0.20
DDA Statement Rendering-Commercial (per statement)                      $0.40
DDA Statement Rendering-Image (per statement)                           $0.10
Savings/CD Statement Rendering (per statement)                          $0.05
Inserts (per stmt)                                                      $0.020
Enclosure Photocopies                         $10.00 /  hour  +  $1.00 per copy
Serial Sort (per check)                                                  0.020
         (Commercial or special accounts only)

MAILING (other than checking accounts)                                   0.040
         (per envelope)

MINIMUM FEES

Minimum monthly fee for Check Processing Services is $75.00 per institution.

Minimum monthly fee for LocBox Service is $75.00 per institution.

SERVICE EXPLANATIONS/NOTES

Postage and any item delivery expenses will be charged to the institution.

                                   ATM SERVICE
                                    ADDENDUM
                                       TO
                              SCHEDULE OF SERVICES
                                       FOR
                            MASTER SERVICE AGREEMENT



         1. Service Description. CSC shall process data supplied by the Customer to CSC through telecommunication from automated teller machines ("ATM"). The following standard terms shall apply, subject to the Master Service Agreement and any contrary agreement made in writing from time to time by the Customer and CSC:

                  (a) CSC's ATM system will be in operation 24 hours per day, every day of the year, except for those times during which maintenance must be performed.

                  (b) CSC shall make available to the Customer at the office of CSC daily reports on the morning of the working day following the day on which the reported transaction occurred.

                  (c) The Customer shall pay the cost of transportation for any reports delivered to the Customer, whether via ground transportation, electronic data transmission or otherwise. Additional copies, special pre-printed forms including but not limited to PIN mailers and audit confirmations, and any mailing and handling service, shall be provided under the terms set forth in the attached Exhibit A. The design and format of any such forms to be used on the CSC computer system must be approved by CSC.

         2. Charges for Service. The charges for the Service and CSC's expenses incurred in the performance thereof, shall be as provided in the attached Exhibit A.

                                    EXHIBIT A
                             TO ATM SERVICE ADDENDUM
                               ATM SYSTEM PRICING


Initial Charges:
         Client Admission Fee                                  $   5,000.00
         Each ATM                                              $   1,500.00

Monthly Charges:
         Transaction Fee                                       $       0.080
         ATM Charge per ATM                                    $     250.00

COMMUNICATION INSTALLATION COSTS
Any cost incurred for installation of new or alteration of existing communication lines from the telephone company will be billed at the rate from the telephone company plus twelve percent (12%).

COMPUTER OUTPUT MICROFICHE (COM) CHARGES
         Original                                               $ 1.375
         Copies                                                 $ 0.275

SPECIAL PROGRAMMING AND CONSULTING
If any special or custom programming becomes necessary for the Customer for reports, transactions, services, or additional applications, the programming charges shall be borne by the Customer and billed based upon CSC's then prevailing rates. If additional processing time is required due to such programming, the Customer shall be required to pay for such additional time at CSC's then prevailing rates. CSC reserves the right to decline Customer requests for special programming if the changes would adversely affect the overall system or if the resources are not available to accomplish the request. Charges for CSC consulting services will be based upon CSC's then prevailing rates plus out-of-pocket expenses.

COSTS INCURRED BY CSC
Costs incurred by CSC for any special pre-printed forms, mailing service, or special handling will be charged to the Customer on a time and materials basis and will be included in the monthly invoice.

Note 1   CSC can presently provide files to the following
                  plastic card vendors in their requested format:
                  1. First Data Resources (FDR)
                  2. Deluxe
                  3. EFT Source
                  4. Faraday
                  5. Specialty Network Services

         A charge shall be assessed for the conversion of any data files to any other format not listed above. In addition, a conversion fee shall be assessed for the conversion of other types of data files, account balances, etc., as necessary for CSC to provide such services.

                                   SCHEDULE N

                           CENTRAL SERVICE CORPORATION
                         TELEBANC VOICE RESPONSE SYSTEM


CLIENT CHARGES:



                                                               PRICE

   1. INITIAL LICENSE FEE                                     $ 12,000.00
       (Includes custom greeting,
       closing, and 800 number)

   2. MONTHLY FEES

           MONTHLY BASE FEE                                   $  250.00

           PER CALL                                           $    0.12

   3. TELEPHONE COMPANY CHARGES                                actual

   4. CUSTOM RECORDING                                        $  600.00 per hour

                                   SCHEDULE O

                           CENTRAL SERVICE CORPORATION
                             VISA CHECK CARD SERVICE

BY SPECIAL ARRANGEMENT WITH
SPECIALTY NETWORK SERVICES, INC.
MAITLAND, FLORIDA


CLIENT CHARGES:

         1. ONE TIME SET-UP FEE             $   2,500.00

         2. MONTHLY FEES

         MONTHLY BASE FEE                            $  100.00

         AUTHORIZATION FEES                          $    0.10 per authorization
         SETTLEMENT FEES                             $    0.10 per settlement
         MONTHLY FILE RESIDENCY                      $    0.15 per card
         LOST/STOLEN CARDS                           $   12.00 each
         NEGATIVE FILE UPDATES                       $    1.25 each
         CHARGEBACKS/DISPUTES                        $    2.00 each

         3. VISA FEES, DUES, ASSESSMENTS             variable
            (assessed directly by VISA)

                             Exhibit 6 to Form F-2

                       1996 Annual Report to Shareholders
                  for the Fiscal Year Ended December 31, 1996

                                   FOUR OAKS
                                  BANK & TRUST

                                      1996

                                     ANNUAL
                                     REPORT

PROFILE

Four Oaks Bank & Trust Company is a state-chartered bank headquartered in Four Oaks, North Carolina. With over $159 million in assets and nearly $143 million in deposits, the Bank holds 18% of Johnston County's deposit market share. We are a full service financial institution committed to providing our customers with modern banking products and services without sacrificing the quality, personalized service our customers expect and deserve. We are presently operating from six locations in Four Oaks, Clayton, Smithfield and Garner. The Bank was chartered in 1912 and its deposits are insured by the FDIC.


CONTENTS

Financial Highlights                                 1
Letter to Shareholders                               2
Management's Discussion                              4
Selected Financial Data                              14
Independent Auditor's Report                         16
Balance Sheets                                       17
Statements of Operations                             18
Changes in Shareholders' Equity                      19
Statements of Cash Flows                             20
Notes to Financial Statements                        21
Corporate Information                                31
Board Of Directors                                   32
Officers And Advisory Boards                         34
Staff And Locations                                  35
Mission Statement                                    36

FINANCIAL HIGHLIGHTS
                                                                     5 Year
                                                                    Compound
                                                                     Annual
                                         1996              1995    Growth Rate
Net Income                            $1,820,850       1,524,357      22.1%
Per Common Share:
         Net Income                         2.19            1.85      21.7%
         Dividends                           .51             .47       6.1%
         Book Value                        17.14           15.60       8.9%

At Year End (Thousands):
Assets                                  $159,113         133,421      13.5%
Investments(1)                            38,654          33,844      17.1%
Net Loans                                108,036          88,668      12.6%
Deposits                                 142,843         118,965      14.1%
Shareholders' Equity                      14,363          12,919       9.4%

Ratios:
Profitability:
Return on Average Assets                   1.24%           1.22%
Return on Average Equity                   13.4%           12.6%

Capital Adequacy (Year End):
Equity to Assets                            9.0%            9.7%
Primary Capital to Assets                   9.8%           10.5%

Operating Efficiency:
Noninterest Income/Average Assets           .60%            .58%
Noninterest Expense/Average Assets         2.98%           3.06%
Assets Per Employee (Millions)           $  2.31            2.26

(1) Includes interest bearing bank balances

(A graph appears here with the following plot points:)

                   1991     1992     1993     1994     1995     1996
Net Loans         59,751   60,238   66,370   73,814   88,668  108,036
Total Deposits    73,989   80,772   90,265  101,978  118,965  142,843
Total Assets      84,452   91,653  103,609  116,674  133,421  159,113

Letter To Shareholders

Dear Shareholders,

     1996 proved to be a most profitable year for Four Oaks Bank & Trust Company. It was a year of tremendous growth in many aspects. The Bank grew 19% in assets, 22% in loans and 20% in deposits. Net income surpassed our expectations, reaching $1,820,850, a 19% increase over 1995. Book value per share at December 31,1996 of $17.14 increased from $15.60 in 1995. Return on average assets and average equity for 1996 of 1.24% and 13.41% compare to 1995 levels of 1.22% and 12.56%. Our last stock trade in 1996 was at $26.50 per share. We are pleased with the Bank's performance and are grateful to each shareholder, customer, director and employee for your role in this growth and success.

     As you study the facts and figures which summarize the activities of the Bank during 1996 you will see that our growth was the result of careful strategic planning and execution by our Board of Directors and employees. This growth was facilitited primarily through the avenues of market expansion, cost containment, technological advancements, and new avenues of income.

     Market expansion in 1996 was spearheaded by the opening of our new office in the Old Drug Store community, reaching the populace of the fastest growing section of Johnston County, but it also included the addition of new products and services. We intensified our efforts to increase non- interest sources of income during 1996. Accounts receivable financing is now available to eligible businesses. This product improves their cash flows while reducing staffing cost. Our leasing program offers attractive terms for equipment and furnishings. We are also in the process of enhancing our credit card program for both cardholders and merchants.

     Technology has played a major role in our growth in 1996. Our switch to outsourcing item processing and the introduction of image statements greatly reduced recurring cost. These changes also freed up space enabling us to house our Training Center and our planned Centralized Loan Processing Department without additional space. Centralized loan processing will increase loan origination processing efficiency and document imaging will greatly increase access efficiency, while dramatically reducing the need for storage space. Realizing the need to increase awareness within our market place, our Bank engaged the services of an experienced advertising and marketing firm in 1996, thus taking a more aggressive and effective approach to marketing our products and services.

(A graphic appears here with the following caption:)

Sound agribusiness practices helped our Bank and customers avoid what The Wall Street Journal saw as disastrous potential in the aftermath of Hurricane Fran.

     Strategic plans set goals for growth and plot the course for achieving them, but equally important is careful planning and strategy for avoiding losses and off-setting unforeseen setbacks. This was a year which emphasized that fact like no other in recent years. In September this Bank and its customers sat dead center of the devastating path of Hurricane Fran.

Letter To Shareholders

     (photo appears here with the following caption:)

Friends Of Scouting President Bucky Grady, Four Oaks City Exec. Horace Keene and Civitan Club President Jim Best check renovation progress on building donated by FOB&T for a Scout Hut.

     The Wall Street Journal published an article noting that Four Oaks Bank has the largest portion of its loans in agricultural lending of all banks in the counties declared disaster areas. The article predicted that in the wake of the storm "the surge in bad loans...could hurt profits". However, as a result of our loan policies, customer determination, and tremendous amounts of recovery effort exerted by neighbors and friends, past due loans and loans in nonaccrual status at year end were at record lows. Our charge offs were down, both in dollars and as a percentage of loans from our 1995 levels. Both farmers and the Bank weathered the storm very well. We came through the ordeal prouder than ever of the communities we serve and even more committed to that service.

     This commitment was evidenced in our involvement in community reinvestment. During 1996, we helped Four Oaks Friends of Scouting get a new Scout Hut by donating a house and a part of the moving cost to the Four Oaks Civitan Club. Our sponsorship of the Neal Lancaster / Four Oaks Bank & Trust Charity Classic Golf Tournament, resulted in the generation of over $31,000 to help fund scholarships through Johnston Community College. It is through investments such as these that we expect to realize our greatest future returns.

                           (photo appears here with the following caption:)

                       The 1996 Neal Lancaster/FOB&T Charity Classic generated over $31,000 in scholarship endowments for Johnston Community College.

     All of this, plus a unique combination of talented, dedicated employees and hard working grass roots citizens who enjoy the personable services of a true community bank, has resulted in our market share of deposits in Johnston County having grown continuously over the past five years - going from 12.45% at June 30, 1991 to 18.00% at June 30, 1996. Over this same period total deposits grew from $68,725,000 to $125,913,000. We have the second largest share of Johnston County's deposits of all banks, savings & loans, credit unions and savings banks in the county.

     We appreciate your support and encourage you to remember us to your friends and associates.

     (photo of Ayden R. Lee, Jr. appears here)

Sincerely,


/s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr.
President & Chief Executive Officer

      (photo appears here)

Growth Through Market Expansion

     While we continue to grow within our existing market area, the bank is constantly exploring new locations and is poised to act as opportunities arise either by purchasing existing branches or by de novo branching. In 1996 we opened our new office in the Old Drug Store community.

     (graphic appears here with the following caption:)

  1996 Saw The Completion Of Our Old Drug Store
Office At The Intersection Of I-40 & Hwy 42-
Establishing Us In One Of The Fastest Growing
    Communities In The Region.

     This beautiful facility and a very capable and experienced staff gives our Bank a strong, vital presence in western Johnston County. Ideally situated at the intersection of Highway 42 and Interstate 40, this location places us directly in the path of the phenomenal growth which is pouring out of Wake County along Interstate 40. Extended drive through hours and opening on Saturday mornings make this location even more accessible to commuters as well as those whose jobs take them out of reach during normal banking hours.

       Marketing this new location kicked off a more aggressive and effective, approach to marketing our entire bank and its services. Beginning in May of 1996 we contracted the services of an experienced advertising firm to help us expand our visibility and to better position the Bank and its products.

                     (graphic apears here with the following caption:)
          Ron Sloan of Sloan Communications reviews proposed advertising and marketing materials with C.O.O. Cliff Painter and C.E.O. Ayden Lee.

       (photo appears here)

Management's Discussion

Discussion and Analysis of Financial Condition and Results of Operations

General

Four Oaks Bank & Trust Company has experienced significant sustained growth in assets and deposits over the last five years and under the present management. Assets increased from $84,452,000 at December 31, 1991 to $159,113,000 at December 31, 1996, while total deposits increased from $73,989,000 to $142,843,000. In addition, for 61 consecutive years the Bank has paid dividends which over the last five years have averaged 28% of the average net income of $1,330,000.

Interest rates on deposits and loans are set at competitive rates while maintaining spreads of 3.87% and 3.94% in 1996 and 1995, respectively, between interest earned on average loans and investments and interest paid on average interest bearing deposits and short-term borrowing. Gross loans have increased from $60,416,000 at December 31, 1991 to $109,476,000 at December 31, 1996,
while average net annual chargeoffs over the last five years were $141,248. The sustained growth provided by operations resulted in increases in total assets of 19.3%, 14.4%, and 12.6% for 1996, 1995, and 1994.

Gross loans grew 21.8% in 1996 and 20.2% in 1995. Total investments (including federal funds sold and interest bearing bank balances) increased 14.2% in 1996 and 3.0% in 1995. The Bank closely monitors changes in the financial markets in order to maximize the yield on its assets. The growth in loans and investments is funded by the growth in total deposits of 20.1% in 1996 and 16.7% in 1995 and net income of $1,820,850 in 1996 and $1,524,357 in 1995. Net income for 1996 and 1995 increased 19.5% and 21.3% due to favorable interest margins and effective cost containment measures.

Management historically has monitored and controlled increases in overhead expenses while being committed to developing the skills and enhancing the professionalism of the Bank's employees. Employee turnover has been minimal, while the number of full-time equivalent employees has increased from 52 at December 31, 1991 to 69 at December 31, 1996.

Results of Operations

Interest income increased by 16.7% in 1996, 29.7% in 1995, and 13.6% in 1994. In 1996 and 1995, loan volumes were at record levels all year with much less seasonal fluctuation than we have had historically.

                          NET INCOME

  (A graph appears here with the following plot points:)



In Thousands:     1991         1992         1993         1994         1995         1996

 $2,000
                                                                                   $1,821
 $1,800

 $1,600
                                                                      $1,524
 $1,400
                                                         $1,257
 $1,200
                                            $1,088
 $1,000
                               $958
   $800
                  $672
   $600

   $400

   $200

     $0


Growth Through Technological Advancements

     Strategic plans set goals and plot the course for achieving them, however this would be in vain if not for the excellent individual efforts and adaptability to new technology which has been evidenced by our employees. Technological advancements put in place during 1996 required adjustments to schedules and duties, but enabled us to offer superior products.

     (graphic appears here with the following caption:)

  Vice President Jean Blackmon finds that Othal Minshew
           of Four Oaks, and other customers,
      appreciates the simplified merits of our new
               CheckImaging statements.


     Image statements are a highly desired product in today's banking industry. We introduced this product to our customers with great acceptance in December 1996.
     Our new computer network sets the stage for easier communications between departments and branches. It will eventually ease research, and provide the foundation for optical storage and retrieval of various bank records.
     Tellers at our newest branch, located in the Old Drug Store Community, are enjoying our first installation of PC based E-Z TELLER software. Plans are to install this systemwide and to add document imaging for loan records in 1997.

                         (photo appears here with the following caption:)

                  The E-Z Teller System now in place at our Old Drug Store
                location, helps by simplifying teller functions and streamlining information processing.

Management's Discussion

This steady loan growth results from increased loan demand in our Clayton and Smithfield markets and from our expanded market area served by our newest branch near Garner. Average gross loans were approximately $103,559,000 in 1996, $85,223,000 in 1995, and $72,889,000 in 1994. Average investments were approximately $30,748,000 in 1996, $27,569,000 in 1995, and $25,147,000 in 1994.
Market rates fluctuated as average prime rates were 8% in 1996, 9% in 1995, and 7% in 1994. However growth in 1996, 1995 and 1994 interest income is primarily due to higher volumes. Interest expense increased 19% in 1996, 53% in 1995, 7% in 1994. Deposit rates peaked in 1995, then began a slow descent, after rising during 1994 from the low levels prevailing for all of 1993. Noninterest income increased 21% and 87% primarily due to fees generated on new products in 1996 and fewer securities losses being taken in 1995. While the Bank's stated service charges and fees have not significantly increased, the related income has risen due to higher account volumes and increased collection efforts. Noninterest expenses have increased from $3,310,825 in 1994 to $3,818,514 in 1995 and $4,375,359 in 1996. These increases are the result of increased operating expenses caused by the growth of the Bank. The Bank's growth has resulted in more employees, increased facilities and equipment costs, and an increase in the volume of transactions.

Liquidity and Capital Resources

The Banks liquidity position is primarily dependent upon its need to respond to loan demand and short-term demand for funds caused by withdrawals from deposit accounts (other than time deposits) and upon the liquidity of its assets. The Banks primary liquidity sources include cash and amounts due from other banks, federal funds sold, and U.S., Agency, and other short-term investment securities. In addition, the Bank has the ability to borrow funds from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta and to purchase federal funds from other financial institutions. The Bank's management believes its liquidity sources are adequate to meet its operating needs.

Total shareholders' equity was $14,362,652 or 9.0% of total assets, and $12,919,208 or 9.7% of total assets at December 31, 1996 and 1995, respectively.

Inflation

The effect of inflation on financial institutions differs somewhat from the impact on other businesses. The performances of banks, with assets and liabilities that are primarily monetary in nature, are affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses.

Income Taxes

Income taxes, as a percentage of income before income taxes, for 1996, 1995 and 1994 were 31.6%, 30.9%, and 29.9%. These changes are the result of management's redirection of funds between loans and different types of taxable and tax exempt interest-bearing assets in response to economic conditions and the Bank's liquidity requirements.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

The following schedule presents average balance sheet information for the years 1996 and 1995, along with related interest earned and average yields for interest-earning assets and the interest paid and average rates for interest-bearing liabilities.
                                      -7-

Management's Discussion

Average Balances, Interest Income/Expense, Average Yield/Rate

                                                      1996                                                 1995
                                    average          interest          average          average           interest         average
(Dollars in thousands)              daily            income/           yield/           daily             income/          yield/
                                    balance          expense           rate             balance           expense           rate
Assets

Cash and due from banks             $4,410                                              $3,550
Interest bearing bank balances       2,644            $153              5.79%            3,709           $    221          5.97%
Investments:
U.S. Treasuries and Agencies        24,527           1,549              6.32%           21,993              1,441          6.55%
Tax exempt(1)                        5,251             274              5.22%            4,776                259          5.42%
Other investments                      970              64              6.60%              800                 58          7.22%

Total investments(3)                30,748           1,887              6.14%           27,569              1,758          6.38%

Commercial loans                    25,877           2,451              9.47%           22,759              2,218          9.74%
Installment loans                   18,026           1,799              9.98%           14,740              1,469          9.97%
Real estate loans                   54,038           5,406             10.00%           42,912              4,297         10.01%
Equity lines                         4,703             424              9.02%            4,175                399          9.56%
Overdraft lines and credit cards       915             129             14.10%              637                103         16.12%

  Gross loans(2)                   103,559          10,209              9.86%           85,223              8,486          9.96%

Loan loss reserve                   (1,321)                                             (1,106)
  Net loans                        102,238          10,209              9.99%           84,117              8,486         10.09%

Total fixed assets                   4,055                                               3,156
Other assets                         2,934                                               2,583
Total assets                      $147,029         $12,249              8.33%         $124,684            $10,465          8.39%
Total interest earning assets     $136,951         $12,249              8.94%         $116,501            $10,465          8.98%

Liabilities and Shareholders' Equity

Deposits:
Demand                             $19,433                                           $  16,302
NOW accounts                        13,063            $271              2.07%           11,746           $    242          2.06%
Money markets                        4,898             181              3.70%            4,491                153          3.41%
Savings                              9,501             287              3.02%            9,073                274          3.02%
Time                                82,880           4,846              5.85%           68,783              4,065          5.91%
Total deposits                     129,775           5,585              4.30%          110,395              4,734          4.29%
Short term borrowing                 1,958             109              5.57%              819                 52          6.35%
Other liabilities                    1,716                                               1,338
Total liabilities                  133,449           5,694              4.27%          112,552              4,786          4.25%

Common stock                           833                                                 824
Surplus                              4,755                                               4,682
Undivided profits                    8,006                                               6,631
Unrealized loss on securities          (14)                                                 (5)
Total equity                        13,580                                              12,132
Total liabilities and equity      $147,029          $5,694              3.87%         $124,684           $  4,786          3.84%
Total interest bearing            $112,300          $5,694              5.07%         $ 94,912           $  4,786          5.04%
   liabilities
Net interest margin:
  Total assets to total liabilities
     and equity                                                         4.46%                                              4.55%
  Interest earning assets to interest
     bearing liabilities                                                3.87%                                              3.94%
  Net yield on interest earning assets              $6,555              4.79%                              $5,679          4.87%

(1) Not computed on a tax equivalent basis.
(2) Includes non-accrual loans.
(3) Does not give effect to changes in fair value reflected in equity.

Management's Discussion

Changes in interest income and expense by category and rate/volume variances for the years ended December 31, 1996 and 1995. The changes due to rate and volume were allocated based on their absolute values.

                                1996 versus 1995            1995 versus 1994
                              total    amount due to     total    amount due to
(in thousands)              increase     change in:    increase     change in:
                           (decrease)   volume   rate (decrease)  volume   rate
Income:
Loans                        $1,723     $1,808 $  (85)  $1,875    $1,119   $ 756
Investments (1)                  61        130    (69)     520       172     348
Total interest income         1,784      1,938   (154)   2,395     1,291   1,104

Expense:
NOW accounts                     29         27      2      30         31     (1)
Money market                     28         14     14      41         (1)    42
Savings                          13         13      -     104         55     49
Time                            781        820    (39)  1,490        356  1,134
Total paid on deposits          851        874    (23)  1,665        441  1,224
Short term borrowings            57         63     (6)     (8)       (23)    15
Total interest expense          908        937    (29)  1,657        418  1,239
Net interest income         $   876     $1,001  $(125) $  738     $  873  $(135)

(1) Includes federal funds sold and interest bearing bank balances.

Investment Portfolio
The valuations of investment securities at December 31, 1996 and 1995, were (in thousands):

                                           Available for sale:          Available for sale:
                                                  1996                          1995
                                         amortized     estimated      amortized      estimated
                                            cost      fair value        cost        fair value
U.S. Treasury securities                 $  9,992       $10,057       $11,009         $11,186
U.S. Government agency obligations:
   All other                               20,181        20,151        15,458          15,533
Securities issued by states and political
   subdivisions in the U.S.:
   Tax exempt securities                    5,841         5,991         4,978           5,162
Equity securities:
   Marketable equity securities:
      Investments in mutual funds             500           438           500             453
   Other equity securities                    455           455           405             405
Total securities                          $36,969       $37,092       $32,350         $32,739
Pledged securities                                      $ 6,970                       $ 4,116



                                                                                        1996              1995
Maturity and repricing data for debt securities:                                      Weighted          Weighted
  Fixed rate debt securities with a remaining maturity of:      1996       1995     Average Yield     Average Yield
  Three months or less                                       $     790  $  2,141        5.86%              7.17%
  Over three months through twelve months                        4,322     7,244        6.18%              7.18%
  Over one year through five years                              27,179    20,022        6.13%              6.76%
  Over five years                                                3,908     2,474        7.49%              7.02%
  Total fixed rate debt securities                              36,199    31,881        6.32%              6.90%
  Total debt securities                                        $36,199   $31,881        6.32%              6.90%

Growth Through New Avenues of Income

     In an ever changing and more competitive marketplace we must continually seek new products and services and alternative sources of financing which keep us more competitive while generating increased sources of non-interest income. While service charges are a major part of this income category we have purposefully steered our efforts away from simply increasing fees and have intensified our efforts to establish alternative sources of non-interest income.

                          (A graphic appears here with the following caption:)

   (A graphic appears here with the following caption:)

    ABOVE: Smithfield City Exec. Jeff Pope and Accounts
Receivable Financing Coordinator Ann Fowler meet with
      Accounts Receivable Financing customer
   James "Bo" Barefoot of Golf Course Supplies.

     In 1996 we began an Accounts Receivable Financing Program which allows eligible businesses to receive cash immediately for their outstanding receivables. We handle the billing and collecting, thus simplifying the office functions of our customers and reducing their staffing expenses.

      (A graphic appears here with the following caption:)

IBAA Equifax Credit Cards allow us
to offer our customers a much more
     competitive product.

     Presently, the bank is in the process of enhancing our Credit Card Program with incentives for both cardholders and merchants.

                           ( A graphic appears here with the following caption:)

                           Leasing customer Dr. Frank Lowry, Jr. of Smithfield demonstrates leased equipment to Cliff Painter and
                                  Clifford Massengill of FOB&T.

     Another new avenue of income established in 1996 is our Leasing Program. This new service offers very attractive lease terms for a variety of equipment and furnishings.

Management's Discussion

Loan Portfolio

Loans consisted of the following, in thousands, as extracted from the Call Reports of December 31, 1996 and 1995:


                                                                                  1996          1995
Loans Receivable
Loans secured by real estate:
  Construction and land development                                             $  15,118    $  10,083
  Secured by farmland                                                               6,914        5,496
  Secured by 1-4 family residential properties:
     Revolving, open-end loans and lines of credit                                  6,775        5,464
     All other                                                                     22,844       17,389
  Secured by multifamily residential properties                                     1,636        1,598
  Secured by nonfarm nonresidential properties                                     10,781       10,116
Loans to finance agricultural production and other loans to farmers                 5,980        7,601
Commercial and industrial loans                                                    19,956       16,269
Loans to individuals for household, family and other personal expenditures:
  Credit cards and related plans                                                      926          819
  Other                                                                            17,772       14,437
Obligations of states and political subdivisions in the U.S.:
  Tax exempt obligations                                                              109          140
All other loans                                                                       764          581
Less:  Unearned income on loans                                                       (99)        (105)
Total loans                                                                     $ 109,476    $  89,888

Loans restructured                                                                   None         None

Maturity and repricing data for loans (excluding those in nonaccrual status):
  Fixed rate loans and leases with a remaining maturity of:
    Three months or less                                                        $   8,726    $   6,824
    Over three months through twelve months                                         8,317        6,940
    Over one year through five years                                               46,401       33,915
    Over five years                                                                 1,178        1,220
Total fixed rate loans                                                             64,622       48,899

Floating rate loans with repricing frequency of:
  Quarterly or more frequently                                                     44,744       40,637
  Annually or more frequently, but less frequently than quarterly                    --           --
  Total floating rate loans                                                        44,744       40,637
Total loans except those in nonaccrual status                                   $ 109,366    $  89,536

Commitments and contingencies

Commitments to make loans                                                       $  17,824    $  13,335

Standby letters of credit                                                       $     704    $     615

Growth Through Cost Containment

     Technological advancements put in place in 1996 also factored greatly in cost containment. In October we outsourced our data processing to a company in Greensboro. They also handle our item processing service. This move, along with the introduction of Image Statements, has reduced recurring cost by over $10,000 per month. This move also freed up existing space allowing us to make needed moves without having to buy or build additional space.

      (A graphic appears here with the following caption:)

ABOVE: Judy Shaw, Vice President--Training And
Compliance, works with teller JoEllen Weeks in the new training area at our former processing center.

     The newly available space is now being used to house our training center, fulfilling an on-going need with our growth and changing technology. Also, this space will soon become home to our Centralized Loan Processing Department. This new department, which is presently being organized, will increase loan processing efficiency tremendously. Document Imaging, which will be a part of this department, will greatly increase accessibility of information to any branch office, while dramatically reducing the need for storage space. This, along with our new computer network, sets the stage for more efficient communications between departments and branches, and eventually will provide a foundation for streamlined optical storage and retrieval of various bank documents.

(A graphic appears here with the following caption:)

Senior Vice President Leon Hiatt and Assistant
Vice President Wanda Ray review specifications for the new CLP which will be implemented this fall.

Management's Discussion

RISK ELEMENTS
Past due and nonaccrual loans, in thousands, as extracted from the Call Reports of December 31, 1996 and 1995 were as follows:

                                           past due 30                 past due 90
                                         through 89 days              days or more
                                       and still accruing         and still accruing          nonaccrual
                                         1996      1995               1996     1995          1996     1995
Real estate loans                      $   627    $  418              $  43     177          $158     $274
Installment loans                          303       467                 65      30            47       52
Credit cards and related plans              55        25                 21       9             -        -
Commercial and all other loans             165       326                 57      88             4      131
Total                                   $1,150    $1,236               $186    $304          $209     $457
Agricultural loans included above         $168    $  258               $ 51    $140             -     $  1

ALLOWANCE FOR LOAN LOSSES AND SUMMARY OF LOAN LOSS EXPERIENCE
As a matter of policy, the Bank maintains an allowance for loan losses. The allowance for loan losses is created by direct charges to income, and losses on loans are charged against the allowance when realized. The amount of the allowance is based upon an evaluation of the portfolio, current economic conditions, historical loan loss experience, and other factors management deems appropriate. The Bank's management believes its allowance for loan losses is adequate under existing economic conditions.

The following table summarizes the Bank's loan loss experience for the years ending December 31, 1996 and 1995:

                                               1996              1995
Balance at beginning of period             $1,220,000       $   955,000
Chargeoffs:
   Commercial, financial and agricultural      43,353           124,010
   Real estate                                 23,089                 -
   Installment loans to individuals           106,664            70,112
   Credit cards and related plans              27,546            11,928
                                              200,652           206,050
Recoveries:
   Commercial, financial and agricultural       2,161             1,019
   Real estate                                      -            67,866
   Installment loans to individuals            21,607            16,138
   Credit cards and related plans                 112               860
                                               23,880            85,883

Net chargeoffs                                176,772           120,167

Additions charged to operations               396,772           385,167

Balance at end of period                   $1,440,000        $1,220,000

Ratio of net chargeoffs during the
  period to average gross loans
  outstanding during the period                0.171%            0.141%

Management's Discussion

DEPOSITS
For each category of total deposits which has an average for the year in excess of 10 percent of average total deposits, the average balance and the average rates as of December 31, 1996 and 1995 are as follows:

                       average           average
(in thousands)          amount             rate
                    1996     1995     1996     1995
Demand            $19,433  $16,302       -        -
NOW accounts      $13,063  $11,746    2.07%   2.06%
Time              $82,880  $68,783    5.85%   5.91%

Time certificates in amounts of $100,000 or more outstanding at December 31, 1996 by maturity are as follows: (in thousands)

Three months or less                    $17,920
Over three months through twelve months   8,011
Over twelve months through five years     1,303
Over five years                             105
Total                                   $27,339

KEY RATIOS

The following schedule of key ratios is presented for the years ended December 31, 1996 and 1995:


                                                1996     1995
Return on assets                                1.24%    1.22%
Return on equity                               13.41%   12.56%
Dividend payout ratio                          23.29%   25.95%
Equity to assets (averages)                     9.24%    9.73%
Ending equity to ending assets                  9.03%    9.68%
Average interest earning assets
  to average total assets                      93.15%   93.44%
Average net loans to average total deposits 78.78% 76.20% Average interest bearing liabilities to
  average interest earning assets              82.00%   80.77%


                     BOOK VALUE PER SHARE

(A graph appears here with the following plot points)

                 BOOK VALUE PER SHARE

             1992         1993         1994         1995         1996
$18.00

                                                                 $17.14
$16.00
                                                    $15.60

$14.00
                                       $13.51
                          $12.85
$12.00

             $11.94
$10.00


 $8.00


 $6.00


 $4.00


 $2.00


 $0.00


Selected Financial Data

The following table sets forth certain selected financial data concerning the Bank for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. This information should be read in conjunction with and is qualified in its entirety by reference to the detailed audited financial statements and notes thereto which are included in this Annual Report.


                                1996     1995     1994     1993    1992
Income Statement Data
  (in thousands):
  Interest income             $12,249  10,465    8,070    7,105    6,984
  Interest expense              5,694   4,785    3,132    2,933    3,232

  Net interest income           6,555   5,680    4,938    4,172    3,752
  Provision for loan loss         397     385      224      239      237

  Net interest income after
    provision for loan loss     6,158   5,295    4,714    3,933   3,515
  Other noninterest income        881     729      390      696     629
  Other noninterest expenses    4,375   3,819    3,310    3,050   2,782
  Income taxes                    843     681      537      491     404

  Net income                 $  1,821   1,524    1,257    1,088     958

Per Share Data
  Net income                $   2.19     1.85     1.53     1.33    1.17
  Year end book value          17.14    15.60    13.51    12.85   11.94
  Dividends declared             .51      .47      .44      .42     .40

Balance Sheet Data
  (in thousands):
  Loans, net                $108,036   88,668   73,814   66,370   60,238
  Investments(1)              38,654   33,844   32,872   29,715   22,953
  Total assets               159,113  133,421  116,674  103,609   91,653
  Deposits                   142,843  118,965  101,978   90,265   80,772
  Shareholders' equity        14,363   12,919   11,122   10,559    9,802


  (1) Includes federal funds sold and interest bearing bank balances.

Report of Independent Accountants

The Board of Directors
Four Oaks Bank & Trust Company
Four Oaks, North Carolina

We have audited the accompanying balance sheet of Four Oaks Bank & Trust Company as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for 1995 and 1994, included herein, were audited by other accountants whose report, dated February 20, 1996, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Four Oaks Bank & Trust Company as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.
Raleigh, North Carolina
February 28, 1997

Balance Sheets

                                                         December 31,
                                                    1996            1995
ASSETS

Cash and due from banks                         $  5,046,441      4,940,373
Interest bearing bank balances                     1,561,868      1,104,874
Securities available for sale                     37,092,216     32,739,186
Loans, net                                       108,036,023     88,667,950
Bank premises and equipment, net                   4,450,294      3,228,402
Other assets                                       2,925,716      2,740,156

  Total assets                                  $159,112,558    133,420,941

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                           $ 21,212,139     17,732,283
  Interest-bearing                               121,630,836    101,233,080
    Total deposits                               142,842,975    118,965,363

Other liabilities                                  1,906,931      1,536,370
  Total liabilities                              144,749,906    120,501,733

Shareholders' equity:
Capital stock:
  Common stock, $1.00 par value, 5,000,000
  shares authorized; 837,949 and 828,279
  issued and outstanding at December 31,1996
  and 1995, respectively                             837,949        828,279
Capital surplus                                    4,871,623      4,668,286
Retained earnings                                  8,604,138      7,208,025
Net unrealized gain on securities                     48,942        214,618
  Total shareholders' equity                      14,362,652     12,919,208

  Total liabilities and shareholders' equity    $159,112,558    133,420,941

The accompanying notes are an integral part of the financial statements.

          Statements of Operations


                                                            For the Years Ended December 31,
                                                           1996          1995           1994
Interest income:
   Loans                                               $10,208,256     8,486,005     6,610,710
   Securities:
      Taxable U.S. Government and agency obligations     1,549,431     1,440,890     1,014,659
      Tax-exempt obligations of states and
        political subdivisions                             273,560       258,951       263,608
      Other taxable securities                              64,231        57,717        54,117
   Overnight investments                                   153,238       221,388       126,669
          Total interest income                         12,248,716    10,464,951     8,069,763

Interest expense:
   Deposits                                              5,585,340     4,733,509     3,077,114
   Short-term borrowings                                   108,634        52,051        54,600
      Total interest expense                             5,693,974     4,785,560     3,131,714

      Net interest income                                6,554,742     5,679,391     4,938,049

Provision for loan losses                                  396,772       385,167       223,656
   Net interest income after provision
    for loan losses                                      6,157,970     5,294,224     4,714,393

Noninterest income:
  Service charges on deposit accounts                      619,834       535,450       485,878
  Other service charges, commissions & fees                327,777       236,100       190,481
  Securities net losses                                    (66,372)      (42,403)     (286,086)
      Total noninterest income                             881,239       729,147       390,273

Noninterest  expense:
  Salaries                                               1,981,158     1,681,610     1,351,091
  Employee benefits                                        331,269       299,716       265,092
  Occupancy expenses                                       179,764       188,831       172,989
  Equipment expenses                                       261,675       255,555       242,739
  Other operating expenses                               1,621,493     1,392,802     1,278,914
      Total noninterest expense                          4,375,359     3,818,514     3,310,825

Income before income taxes                               2,663,850     2,204,857     1,793,841

Provision for income taxes                                 843,000       680,500       537,000

      Net income                                       $ 1,820,850     1,524,357     1,256,841

Net income per average common share                    $      2.19          1.85          1.53

Dividends declared per common share                    $      0.51          0.47          0.44

Weighted average shares outstanding                        832,621       824,405       822,466

The accompanying notes are an integral part of the financial statements.

Changes in Shareholders' Equity

For the Years Ended December 31,
1996, 1995 and 1994


                                                                                                Net
                                                                                           Unrealized
                                           Common Stock           Capital      Retained    Gain (Loss)
                                        Shares      Amount        Surplus      Earnings  on Securities
Balance, January 1, 1994               821,794     $821,794      4,571,928    5,190,903     (25,743)

  Cash dividends of $.44
    per share                                -            -              -     (366,412)             -
  Paid for fractional shares
    created by 5 for 4 stock split        (285)        (285)           285       (4,504)             -
  Net change in net unrealized
    gain (loss) on securities
    available for sale                       -            -              -            -       (337,496)
  Sale of common stock                   1,181        1,181         13,708            -              -
  Net income                                 -            -              -    1,256,841              -

Balance, December 31,1994              822,690     $822,690      4,585,921    6,076,828       (363,239)

  Cash dividends of $.47
    per share                                -            -              -     (389,513)             -
  Paid for fractional shares
    created by 4 for 3 stock split        (221)        (221)           221       (3,647)             -
  Net change in net unrealized
    gain (loss) on securities
    available for sale                       -            -              -             -       577,857
  Sale of common stock                   5,810        5,810         82,144             -             -
  Net income                                 -            -              -     1,524,357             -

Balance, December 31, 1995             828,279     $828,279      4,668,286     7,208,025       214,618

  Cash dividends of $.51
    per share                                -            -              -      (424,737)            -
  Net change in unrealized
    gain (loss) on securities
    available for sale                       -            -              -             -       (165,676)
  Sale of common stock                   9,670        9,670        203,337             -             -
  Net income                                 -            -              -     1,820,850             -

Balance, December 31, 1996             837,949     $837,949      4,871,623     8,604,138         48,942

The accompanying notes are an integral part of the financial statements.

Statements of Cash Flows

                                                                     For the Years Ended December 31,
                                                                 1996             1995            1994
Operating activities:
Net income                                                  $  1,820,850       1,524,357       1,256,841
Adjustments to reconcile net income to net cash
  provided by operations:
    Provision for loan losses                                    396,772         385,167         223,656
    Provision for depreciation                                   220,978         207,935         199,306
    Loans originated for sale                                 (1,930,989)     (1,388,981)     (2,683,120)
    Proceeds from loan sales                                   1,930,989       1,534,881       2,838,200
    Deferred income tax benefit                                  (62,000)        (89,000)        (41,000)
    Net amortization of bond premiums and discounts                3,459          49,975          59,262
    Loss on sale of securities                                    66,372          42,403         286,086
    Loss on sale of repossessed assets                            79,010           6,456          35,002
    Gain on sale of fixed assets                                  (5,124)           --            (6,140)
    Changes in assets and liabilities:
      Prepaid and other assets                                    74,674        (293,571)       (295,090)
      Interest receivable                                       (128,592)       (448,974)       (314,233)
      Income taxes and other liabilities                         183,075          50,045         107,645
      Interest payable                                           187,486         413,414         180,623
        Net cash provided by operating
          activities                                           2,836,960       1,994,107       1,847,038

Cash flows from investing activities:
  Proceeds from sales of investment
     securities - available for sale                          12,749,693       6,283,834       8,839,287
  Proceeds from maturities of investment
     securities - available for sale                           3,415,000       6,001,125       5,516,846
  Purchase of securities available for sale                  (20,854,230)    (16,331,313)    (16,511,584)
  Net increase in loans                                      (20,214,870)    (15,288,064)     (8,131,862)
  Capital expenditures                                        (1,443,746)       (773,805)       (250,137)
  Proceeds from sale of fixed assets                               6,000            --             7,100
  Proceeds from sale of real estate acquired  in
    settlement of loans                                           85,529          98,796         460,398
  Proceeds from sale of other assets acquired in
    settlement of loans                                          316,844          62,206          93,907
      Net cash used in investing activities                  (25,939,780)    (19,947,221)     (9,976,045)

Cash flows from financing activities:
  Net increase (decrease) in short-term borrowings                   --        (2,500,000)        500,000
  Net increase in deposit accounts                            23,877,612      16,987,086      11,713,090
  Proceeds from issuance of common stock                         213,007          87,954          14,889
  Cash dividends paid                                           (424,737)       (393,160)       (370,916)
      Net cash provided by financing activities               23,665,882      14,181,880      11,857,063

      Net increase (decrease) in cash
        and cash equivalents                                     563,062      (3,771,234)      3,728,056

Cash and cash equivalents at beginning of year                 6,045,247       9,816,481       6,088,425

Cash and cash equivalents at end of year                    $  6,608,309       6,045,247       9,816,481

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                    $  5,506,488       4,372,146       2,950,714

  Cash paid during the year for income taxes                $    886,264         761,518         547,551

The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements

                               December 31, 1996

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Four Oaks Bank & Trust Company (the Bank) operates six offices in eastern and central North Carolina. The Bank's primary source of revenue is derived from loans to customers and from its securities portfolio. The loan portfolio is comprised mainly of real estate, commercial, consumer, and equity line of credit loans. These loans are primarily secured by residential and commercial properties, commercial equipment, and personal property.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1996 and 1995 and the reported amounts of revenues and expenses during the years ended December 31, 1996, 1995 and 1994. Actual results could differ from those estimates.

Significant Accounting Policies

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Securities

Securities are classified into three categories:

(1) Securities Held to Maturity - Debt securities that the Bank has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost;

(2) Trading Securities - Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings; and

(3) Securities Available for Sale - Debt and equity securities not classified as either securities held to maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

The Bank classifies all owned securities as available for sale and unless otherwise noted all securities purchased by the Bank will be classified available for sale. Gains and losses on sales of securities, computed based on specific identification of adjusted cost of each security, are included in other income at the time of the sale. Premiums and discounts are amortized into interest income using the level yield method.

Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

The Bank adopted Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118 ("SFAS 118"), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 and 118 did not result in any additional provision for credit losses at January 1, 1995.

Notes to Financial Statements

                              December 31, 1996

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loans and Allowances for Loan Losses (Continued)

     At December 31, 1996, there were no loans material to the financial statements that were impaired under the provisions of SFAS 114.

     The Bank uses several factors in determining if a loan is impaired under SFAS 114. The internal asset classification procedures include a through review of significant loans and lending relationships and the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

     Income Recognition on Impaired and Nonaccrual Loans

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms.

     While a loan is classified a nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due.

     When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

     Foreclosed Assets

     Assets acquired as a result of foreclosure are valued at the lower of the recorded investment in the loan or fair value less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance and foreclosure costs associated with the loan. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value and gains or losses on disposition are included in other expense.

     Bank Premises and Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of assets. Useful lives range from 5 to 10 years for furniture and equipment and is 35 years for premises. Expenditures for repairs and maintenance are charged to expense as incurred.

Notes to Financial Statements

                                December 31, 1996

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Intangible Assets

     On October 17, 1994, the Bank purchased certain assets of Centura Bank's Four Oaks branch. Total tangible assets purchased of $156,321 included building and equipment, loan balances, cash and other assets. The deposit premium paid of $215,794 is the core deposit intangible and is being amortized over 15 years on a straight-line basis. Costs incurred in connection with the purchase were charged to expense in 1995 when the branch was closed. The remaining core deposit intangible included in other assets at December 31, 1996 and 1995 is $183,424 and $197,812,
     respectively. Amortization included in the Bank's operating expense for 1996, 1995 and 1994 is $14,388, $37,779 and $4,827, respectively.

     Income Taxes

     Provisions for income taxes include amounts currently payable and deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes in the year of change.

     Statement of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and overnight interest bearing bank balances.

     New Accounting Pronouncement

     Effective January 1, 1996, the Bank has adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), "Mortgage Servicing Rights, an amendment of Statement of Financial Accounting Standards No. 65." The impact of adopting this statement is not expect to be material to the Bank's consolidated financial statements.

2.   SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated market values of securities available for sale as of December 31, 1996 and 1995 are as follows:

                                                   Gross         Gross      Estimated
                                  Amortized     Unrealized    Unrealized      Market
                                    Cost           Gains        Losses         Value
1996
U.S. Government and agency
  securities                     $30,173,017   $    81,914   $    46,809   $30,208,122
State and municipal securities     5,841,404       153,230         3,309     5,991,325
Other securities                     954,853          --          62,084       892,769

                                 $36,969,274   $   235,144   $   112,202   $37,092,216

1995
U.S. Government and agency
  securities                     $26,467,032   $   268,265   $    15,798   $26,719,499
State and municipal securities     4,977,883       188,117         3,722     5,162,278
Other securities                     904,653          --          47,244       857,409

                                 $32,349,568   $   456,382   $    66,764   $32,739,186

Notes to Financial Statements

                               December 31, 1996

2.  SECURITIES (CONTINUED)

     The amortized cost and estimated market value of debt securities at December 31, 1996 by contractual maturities are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Estimated
                                             Amortized   Market
                                                Cost     Value
     Due in one year or less                  $ 5,082   $ 5,112
     Due after one year through five years     27,066    27,179
     Due after five years through ten years     2,824     2,859
     Due after ten years                        1,042     1,049

                                              $36,014   $36,199

     Assets, principally securities, carried at approximately $6,970,000 and $4,116,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. Included in other securities is one marketable equity security with an original cost of $500,005 and market values of $437,921 and $452,761 at December 31, 1996 and 1995, respectively.

     Sales of investment securities available for sale during 1996 and 1995 generated gross realized gains of $44,456 and $2,647 and realized losses of $110,828 and $45,050, respectively. Gross gains of $0 and gross losses of $286,086 were realized in 1994.

3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans as of December 31, 1996 and 1995, are summarized as follows (in thousands):

                                              1996          1995

     Real estate - residential and other   $  57,154    $  44,650
     Real estate - agricultural                6,914        5,496
     Other agricultural                        5,980        7,601
     Consumer loans                           18,698       15,256
     Business loans                           19,956       16,269
     Other loans                                 873          721
                                             109,575       89,993

     Less:
       Unearned income                           (99)        (105)
       Allowance for loan losses              (1,440)      (1,220)

                                           $ 108,036    $  88,668

Notes to Financial Statements

                               December 31, 1996

3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

     Loan maturities and the amounts of loans carrying fixed and variable interest rates as of December 31, 1996 are summarized as follows (in thousands):

                             Within     One to       After
                            One Year  Five Years  Five Years   Total

     Fixed rate loans      $ 17,211   $ 46,401   $  1,219   $ 64,831
     Variable rate loans     25,388     13,352      6,004     44,744

                           $ 42,599   $ 59,753   $  7,223   $109,575

     Nonperforming loans are those which are accounted for on a nonaccrual basis. Such loans had outstanding balances of approximately $468,000 and $457,000 at December 31, 1996 and 1995, respectively.

     A summary of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                             1996            1995            1994

     Balance, beginning                  $ 1,220,000    $   955,000    $   845,000
     Provision charged against income        396,772        385,167        223,656
     Recoveries of amounts charged-off        23,880         85,883         38,328
     Amounts charged-off                    (200,652)      (206,050)      (151,984)

     Balance, ending                      $1,440,000     $1,220,000       $955,000

4.   BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31, 1996 and 1995 are as follows:

                                        1996              1995

     Land                            $ 1,001,961        753,782
     Building                          2,738,651      1,961,604
     Furniture and equipment           2,277,066      1,781,338
     Construction in process                --          120,615
                                       6,017,678      4,617,339
     Less accumulated depreciation    (1,567,384)    (1,388,937)

                                     $ 4,450,294      3,228,402

5.   SHORT-TERM BORROWINGS

     The Bank has an established line of credit with the Federal Home Loan Bank of Atlanta in the amount of $16,000,000. This line is secured by a blanket floating lien covering the Bank's loan portfolio of qualifying residential (1-4 units) first mortgage loans. At December 31, 1996 the Bank's borrowing capacity based on collateral levels was approximately $15,259,000 and there were no borrowings outstanding on the line.

Notes to Financial Statements

                               December 31, 1996


6.   INCOME TAXES

     The components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follows:

                            1996         1995         1994
     Current:
       Federal           $ 840,000    $ 729,500    $ 538,000
       State                65,000       40,000       40,000
                           905,000      769,500      578,000

     Deferred              (62,000)     (89,000)     (41,000)

     Total               $ 843,000    $ 680,500    $ 537,000

     The reconciliation of expected income tax at the statutory Federal rate with income tax expense for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                    1996       1995      1994
     Expected income tax expense at
         statutory rate (34%)                     $906,000   $750,000  $610,000

         Increase (decrease) in income tax
           expense resulting from:
           State taxes (net of federal benefit)     35,000     13,000    13,000
           Tax exempt income                       (93,000)   (88,000)  (90,000)
           Other, net                               (5,000)     5,500     4,000

               Income tax expense                 $843,000   $680,500  $537,000

     A summary of the deferred tax assets (liabilities) at December 31, 1996 and 1995 is as follows:

                                                            1996         1995
     Allowance for loan losses                           $ 518,000    $ 430,000
     Depreciation                                         (230,000)    (215,000)
     Bond accretion                                        (20,000)     (11,000)
     Unamortized loan costs and fees                        40,000       42,000
                                                           308,000      246,000

     Unrealized gains on available for sale securities     (74,000)    (175,000)

     Net deferred tax asset                              $ 234,000    $  71,000

Notes to Financial Statements

                               December 31, 1996

7.   EMPLOYEE BENEFIT PLAN

     The Bank has a defined contribution pension plan in effect for substantially all full-time employees. Employee benefits expense includes $83,082, $76,124 and $67,035 in 1996, 1995 and 1994, respectively, for this plan. Contributions under the plan are made at the discretion of the Board of Directors, but have amounted to 5% of eligible employees' gross salary for the past three years.

8.   REGULATORY RESTRICTIONS

     The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank.

     Current Federal regulations require that the Bank maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Bank must maintain a leverage ratio of 4%. As of December 31, 1996, the Bank's capital exceeded the current capital requirements. The Bank currently expects to continue to exceed these minimums without altering current operations or strategy.

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table below (dollars in thousands).

                                                                                   To Be Well
                                                                 For Capital   Capitalized Under
                                                                   Adequacy     Prompt Corrective
                                                 Actual            Purposes     Action Provisions
                                             Amount   Ratio   Amount    Ratio  Amount      Ratio
         As of December 31, 1996:

Total Capital (to Risk Weighted Assets)    $15,509     12.7% $ 9,738     8.0% $12,172     10.0%
Tier I Capital (to Risk Weighted Assets)    14,069     11.6    4,869     4.0    7,303      6.0
Tier I Capital (to Average Assets)          14,069      8.9    6,347     4.0    7,933      5.0

         As of December 31, 1995:

Total Capital (to Risk Weighted Assets)    $13,901     14.2% $ 7,821     8.0% $ 9,776     10.0%
Tier I Capital (to Risk Weighted Assets)    12,681     13.0    3,910     4.0    5,866      6.0
Tier I Capital (to Average Assets)          12,681      9.5    5,356     4.0    6,695      5.0

Notes to Financial Statements

                               December 31, 1996

9.   COMMITMENTS AND CONTINGENCIES

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

     The Bank's risk of loss in the event of nonperformance by the other party to the commitment to extend credit, line of credit or standby letter of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies on the borrower in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     As of December 31, 1996 and 1995, outstanding financial instruments whose contract amounts represent credit risk were as follows:

                                                      1996           1995
     Outstanding commitments to lend,
              unfunded loans and lines of credit   $17,824,000   $13,335,000

     Standby and commercial letters of credit      $   704,000   $   615,000

     The Bank's lending is concentrated primarily in eastern and central North Carolina and the surrounding communities in which it operates. Credit has been extended to certain of the Bank's customers through multiple lending transactions.

10.  RELATED PARTY TRANSACTIONs

     Certain parties (principally directors and executive officers of the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with, the Bank in the ordinary course of business. An analysis of activity with respect to such loans for the years ended December 31, 1996 and 1995 is as follows:

                                                  Balance at                        Balance at
                                                  Beginning              Amount     End of
                                                  of Year     Additions  Collected  Year
     Aggregate of certain related party loans:
        1996                                         $356,000    $188,000   $133,000   $411,000

        1995                                         $260,000    $297,000   $201,000   $356,000

     The Bank leased a building from one of its directors for $755, $736, and $717 per month in 1996, 1995 and 1994, respectively. The term of the lease has historically been on a year to year basis, but was changed to a five year lease as of January 1, 1994 with annual increases based on the Consumer Price Index.

Notes to Financial Statements

                               December 31, 1996

11.  STOCK OPTION PURCHASE PLAN

     On February 13, 1989, a ten year option was granted to key employees on 40,000 shares of stock at $12 per share and exercisable 20% at the end of each year thereafter for a period of five years. On March 16, 1992, a ten year option was granted to key employees on 4,167 shares of stock at $10.80 per share and exercisable 20% at the end of each year thereafter for a period of five years. Options not exercised at the end of ten years will expire.

     On January 1, 1996 the Bank adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost will be recognized for future options granted under any Plan, as long as grants are made at amounts equal to the then current market value.

     A summary of the status of the Bank's stock options as of December 31, 1996, 1995 and 1994, and changes during the years ending on those dates is presented below:

                                        Options           Option Price
                                        Outstanding       per Share

         Balance, January 1, 1994        44,167             $10.80 to $12.00
           Exercised                      1,500             $10.80
         Balance, December 31, 1995      42,667             $10.80 to $12.00
           Exercised                      2,333             $10.80
         Balance, December 31, 1996      40,334             $10.80 to $12.00

     At December 31, 1996, there were 40,000 shares exercisable at $12.00 per share and 334 shares exercisable at $10.80.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Bank's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and Due from Banks

     Cash and due from banks are equal to the fair value due to the liquid nature of the financial instruments.

     Securities

     Fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
                                      -29-

Notes to Financial Statements

                                 December 31, 1996

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans Receivable

Fair values have been estimated by type of loan: residential real estate loans, consumer loans, and commercial and other loans. For variable-rate loans that reprice frequently and with no significant credit risk, fair values are based on carrying values. The fair values of fixed rate loans are estimated by discounting the future cash flows using the current rates at which loans with similar terms would be made to borrowers with similar credit ratings and for the same remaining maturities. The Bank has assigned no fair value to off-balance sheet financial instruments since they are either short term in nature or subject to immediate repricing.

Deposits

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. Fair value of certificates of deposit is estimated by discounting the future cash flows using the current rate offered for similar deposits with the same maturities.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest approximates market.

The following table presents information for financial assets and liabilities as of December 31, 1996 and 1995 (in thousands):



                                     1996                  1995
                              Carrying   Estimated  Carrying   Estimated
                                Value    Fair Value   Value    Fair Value
Financial Assets:
 Cash and due from banks         $  6,608  $  6,608 $   6,045  $  6,045
 Securities available for sale     37,092    37,092    32,739    32,739
 Residential real estate loans     46,270    46,718    34,469    34,217
 Consumer loans                    19,036    19,064    15,256    15,082
 Commercial and other loans        44,269    44,328    40,268    40,061
 Accrued interest receivable        2,052     2,052     1,923     1,923

  Total financial assets          $155,327  $155,862  $130,700  $130,067

 Financial Liabilities:
 Deposits:
  Certificates of deposit         $ 91,336  $ 91,336  $ 75,180  $ 75,316
  Other                             51,507    51,507    43,785    43,785
 Accrued interest payable           1,497     1,497     1,310     1,310

  Total Financial liabilities   $144,340  $144,338  $120,275  $120,411

Corporate Information

Investor Information
Four Oaks Bank & Trust Company's Common Stock is currently traded through the market makers listed below:

Morgan, Keegan & Company, Inc.             Legg Mason Wood Walker, Inc.
4300 Six Forks Road, Suite 400             3201 Glenwood Avenue
Raleigh, NC  27609                         P.O. Box 31048

Phone:  800-688-2137                       Raleigh, NC  27622-1048
        919-781-8187                       Phone:  800-752-7834
                                                   919-783-0040
Attention: Harold Lee Snipes, Jr.
           First Vice President            Attention: J. David Stubbs
                                                      Assoc. Vice Pres.

Trades involving the stock are negotiated on a best efforts basis. As of December 31, 1996, the approximate number of holders of record of the Common Stock of the Bank was 900. The Bank has no other class of equity securities.

State banking laws require that surplus of at least 50% of capital stock be maintained in order for a dividend to be declared. The Bank's required surplus as of December 31, 1996 was $418,975 and our actual surplus was $4,871,623. Cash dividends paid in 1996 and 1995 averaged $ .51 and $ .47 per share after restating for the 4 for 3 stock split paid in November 1995.

Corporate Information

Annual Meeting
The Annual Meeting of Shareholders of Four Oaks Bank & Trust Company will be held at 6144 US 301 South, Four Oaks, North Carolina on April 28, 1997 at 8:00 PM. We encourage all shareholders to attend.

Transfer Agent
Shareholders desiring to transfer shares or who have questions regarding their stock certificates should contact the Bank's transfer agent:
  United Carolina Bank
  Stock Transfer Department
  P.O. Box 632
  Whiteville, NC  28472
  910-642-1140
  1-800 682-8107 ext. 1140

Additional Information
For additional information, contact Wanda C. Jones, Vice President, at 919-963-2177.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Board of Directors

M.S. Canaday
Chairman

Ayden R. Lee, Jr.

Harold J. Sturdivant
                                    (photo of each director
                                     accompanies name)
Paula Canaday Bowman

William J. Edwards

Percy Y. Lee

Warren L. Grimes

Board of Directors

Name                   Year      Position With Bank & Principal Occupation During Past Five Years
                       First
                       Elected

M.S. Canaday           1969      Chairman of the Board; Owner of Four Oaks Drug Company

Ayden R. Lee, Jr.      1983      Chief Executive Officer, President and Director

Harold J. Sturdivant   1989      Director; Chairman of the Compensation Committee, Former
                                 Director & Treasurer of Sturdivant Supply Company, Inc.

Paula Canaday Bowman   1989      Director

William J. Edwards     1990      Director; Chief Executive Officer and Chairman of the Board of
                                 Four Oaks IGA Foodliner, Inc. and Secretary of Edwards IGA

Percy Y. Lee           1992      Director; Clayton Area Advisory Board of Four Oaks Bank & Trust
                                 Co.; President of T.R. Lee Oil Company; Senior Partner of Lee
                                 Brothers'Rental; Partner in Lee & Dupree, a rental real estate partnership.

Warren L. Grimes       1992      Director; General Partner in Reedy Creek Direct Marketing
                                 Association; Solid Waste Division Manager for Johnston County;
                                 Former Vice President of Finance for Davis Communications
                                 Group, Inc. dba Broadcast Services; and former President of
                                 Trash Collection Service, Inc.

Officers and Advisory Boards

Officers


Ayden R. L. Lee, Jr.    President and Chief Executive Officer
Clifton L. Painter      Senior Executive Vice President, Executive Officer, Chief Operating Officer
J. Horace Keene         Senior Executive Vice President, Executive Officer, City Executive
Nancy S. Wise           Senior Vice President, Executive Officer, Chief Financial Officer
James F. Langley        Senior Vice President, Senior Real Estate Lending Specialist
Jeff D. Pope            Senior Vice President, Area Executive
W. Leon Hiatt, III      Senior Vice President, Executive Officer, Loan Administrator
Terry P. Sasser         Senior Vice President, Area Executive
Irving K. Pittman       Vice President, Branch Manager
Michael L. Winfree      Vice President, Branch Manager
Judy E. West            Vice President, Teller Coordinator
Jean T. Blackmon        Vice President, Customer Service Representative
Elaine T. Ellis         Vice President, Data Operations Manager
Judy C. Shaw            Vice President, Compliance Officer, Training Officer
L.C. Pierce             Vice President, Security Officer
Joyce W. Owen           Vice President, Mortgage Loan Officer
Wanda C. Jones          Vice President, Corporate Secretary, Personnel Officer
Jennifer L. Stamey      Vice President, Internal Auditor
Derek U. Ezzell         Vice President, Senior Real Estate Lending Specialist
Michael C. Wooten       Vice President, Branch Manager
Marie J. Thompson       Assistant Vice President, Loan Officer
Wanda S. Privette       Assistant Vice President, Branch Manager
Greg G. Gower           Assistant Vice President, Loan Officer
Wanda D. Ray            Assistant Vice President, Loan Operations Manager
Leamon E. Canady, Jr.   Loan Officer

                        Advisory Boards

Clayton Area            Garner Area             Smithfield Area

Joyce V. Lipscomb       Ted W. Massengill       Lynda D. Creech
F. Norwood Thompson     James F. Langley        Irving J. Poliakoff
Dr. James H. Ellerbe    Jesse H. Austin, Jr.    Dorcas S. Taylor
Joseph W. Delaine       Hazel H. Poole          John R. Windley
Ronnie J. Hahn                                  S. Barry Hales
Michael L. Marvel                               Thomas M. Moore
Allen L. Mims                                   Dr. John M. Booker
Travis J. Hill                                  Dr. Madan Lal
W. Ashley Turner                                Stacy G. Moore

Four Oaks Bank & Trust Staff & Locations

Four Oaks
102 E. Main St.
553-2323

Rose Allen
Jean Blackmon
Gwen Brewer
Becky Cooke
Monroe Davis
Curtis Evans
Lee Ann Evans
Derek Ezzell
Susan Goodman
Linda Haley
Tina Horne
Horace Keene
Kimberly Langdon
James Langley
Edie Maiuro
Marie Thompson
Jo Ellen Weeks
Mike Winfree

Four Oaks
111 N. Main St,
963-2177

Deanna Allen
Blenda Johnson

Clayton
102 E. Main St.
553-2323

Lee Canady
Heather Gatewood
Florence Hockaday
Dawn Hayes
Joyce Owen
Tina Parker
Joanna Patram
Brenda Jones
Karen Joye
Irving Pittman
Wendy Reavis
Terry Sasser

GARNER
200 Glen Rd.
662-9005

Belinda Hatcher
Lynn Jackson
Wendy Parker
Wanda Privette
Toni Shaw

Smithfield
128 N. Second St
989-6700

Melissa Adams
Ann Fowler
Greg Gower
Crystal Holland
Rose House
Gwen Lassiter
Clifford Massengill
Jeff Pope
Lori Renfrow
Dawn Strickland
Barbara Whitehurst
Mike Wooten
Melinda Worley
Tracie Worley

Smithfield
403 S. Bright Leaf
Blvd. 989-6710

Lynn Davis
Patsy Ellis

ADMINISTRATIVE OFFICES
FOUR OAKS
6144 US 301 SOUTH / 5987 US 301 South
919-963-2177
Elaine Ellis
Leon Hiatt
Lou Ann Johnson
Wanda Jones
Ayden Lee, Jr.
Cindy Lee
Dale Montgomery
Cliff Painter
Rosa Pell
L.C. Pierce
Wanda Ray
Judy Shaw
Jennifer Stamey
Helen Stanley
Joyce Tyner
Judy West
Nancy Wise

MISSION STATEMENT

OUR MISSION IS TO EXCEL AMONG OUR COMPETITORS IN PROVIDING THE BEST BANKING PRODUCTS AND SERVICES TO OUR CUSTOMERS; TO MAXIMIZE OUR RETURN ON ASSETS WHILE SAFEGUARDING THESE ASSETS WITH SOUND LENDING PROCEDURES AND CONSERVATIVE INVESTING; TO MAINTAIN CAPITAL LEVELS WHICH WILL FACILITATE GROWTH AND ENSURE OUR SAFETY; TO PROVIDE OUR SHAREHOLDERS WITH CONSISTENT AND COMPETITIVE RETURNS ON THEIR INVESTMENT; AND TO MANAGE OUR BANK IN ACCORDANCE WITH THE HIGHEST STANDARDS OF THE BANKING INDUSTRY.

We are committed to offering high quality products and services provided by qualified employees in a friendly community bank environment. Since our customers are the foundation of our success, we are dedicated to meeting their banking needs through the development of new banking products and services.

We will achieve this by providing bank wide training and selective seminars that keep our employees knowledgeable of changes in our bank and in the banking industry. Our employees are important assets and we strive to provide an atmosphere that encourages their growth and development as both productive employees and active members of their communities.

The communities we serve are vitally important to our bank. Therefore, we are committed to reinvesting our resources back into these communities.

Growth will come primarily from attracting and retaining customers in our present market areas. New locations are being considered as we seek to better serve the citizens in our market area. We are also interested in expanding the borders of our present market areas as opportunities present themselves.

                            Exhibit 6.1 to Form F-2

                Report of Daniel G. Matthews & Associates, Inc.
               concerning financial statements for 1994 and 1995
              presented in the 1996 Annual Report to Shareholders

DANIEL G. MATTHEWS & ASSOCIATES, INC.
CERTIFIED PUBLIC ACCOUNTANTS
210 EAST WELLONS STREET
SMITHFIELD, NORTH CAROLINA 27577
919-934-7116

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Four Oaks Bank & Trust Company
Post Office Box 309
Four Oaks, North Carolina 27524

We have audited the accompanying balance sheet of the Four Oaks Bank & Trust Company as of December 31, 1995, and the related statements of income, changes in shareholders' equity, cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Four Oaks Bank & Trust Company at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Daniel G. Matthews & Associates, Inc.
___________________________________________
DANIEL G. MATTHEWS & ASSOCIATES, INC.

February 20, 1996